Filed Pursuant to Rule 424(b)(1)
Registration No. 333-238702
Morgan Group Holding Co.
500,000 shares of Common Stock
(par value $0.01 per share)
This Prospectus is being furnished to you as a stockholder of Associated Capital Group, Inc., referred to as ACG. ACG plans to effect a distribution, referred to as the Spin-Off or the Distribution, to its stockholders of 500,000 shares of common stock, par value $0.01 per share, referred to as our Common Stock or Common Stock, of Morgan Group Holding Co., referred to as the Company, beneficially held by ACG immediately prior to the Spin-Off. Immediately prior to the time of the Distribution, ACG will hold approximately 83.3% of the outstanding shares of Common Stock.
At the time of the Spin-Off, ACG will distribute 500,000 shares of Common Stock beneficially held by it on a pro rata basis to holders of class A and class B common stock, par value $0.001 per share, of ACG, collectively referred to as ACG common stock. Each share of ACG common stock outstanding as of 5:00 p.m., New York City time, on July 30, 2020, referred to as the Record Date, will entitle the holder thereof to receive a 0.022356 share of our Common Stock. The Distribution will be made in book-entry form by a distribution agent. Fractional shares of Common Stock will not be distributed in the Spin-Off. In lieu of fractional shares, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds of the sales, net of brokerage fees and other costs, pro rata to each holder (net of any required withholding for taxes applicable to each holder) who would otherwise have been entitled to receive a fractional share in the distribution.
The Spin-Off will be effective as of 5:00 p.m., New York City time, on August 5, 2020, referred to as the Distribution Date. Immediately after the Spin-Off, the Company will be a publicly-traded company, independent of ACG’s ownership and control.
ACG’s stockholders are not required to vote on or take any other action in connection with the Spin-Off. We are not asking you for a proxy, and we request that you do not send us a proxy. ACG stockholders will not be required to pay any consideration for our Common Stock they receive in the Spin-Off, and they will not be required to surrender or exchange their shares of ACG common stock or take any other action in connection with the Spin-Off.
Our Common Stock is not listed on any securities exchange and currently trades in the over-the-counter market where quotations are available through OTC Pink®’s quotation service under the symbol “MGHL.”
In reviewing this Prospectus, you should carefully consider the matters described in the section titled “Risk Factors” beginning on page 8 of this Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This Prospectus is not an offer to sell, or a solicitation of an offer to buy, any securities.
The date of this Prospectus is July 31, 2020.

i

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF
The following questions and answers briefly address some commonly asked questions about the Spin-Off. They may not include all the information that is important to you. We encourage you to read carefully this entire Prospectus and the other documents to which we have referred you. We have included references in certain parts of this section to direct you to a more detailed discussion of each topic presented in this section.
Q:	What is the Spin-Off?
A:
The Spin-Off is the method by which we will separate from ACG. ACG currently beneficially owns through its wholly owned subsidiary, Institutional Services Holdings, LLC (“ISH”), 500,000 shares of our Common Stock. In the Spin-Off, ACG will distribute to holders of ACG common stock 500,000 shares of our Common Stock. Following the Spin-Off, we will remain a publicly-traded company, and ACG will not retain any ownership interest in or otherwise possess control over us.

Q:	Will the number of shares of ACG common stock I own change as a result of the Spin-Off?
A:	No, the number of shares of ACG common stock you own will not change as a result of the Spin-Off.
Q:	What are the reasons for the Spin-Off?
A:	The board of directors of ACG (“ACG Board”) considered the following potential benefits in deciding to pursue the Spin-Off:
•
ACG’s and the Company’s expectation that the Spin-Off will enhance the ability of ACG and the Company to focus on their respective strategies. ACG will continue to expand and diversify its alternative investment management business and we will continue to operate and pursue growth in its institutional research and brokerage business as separate companies.

•
ACG recognizes that our near-term goals for our business include growth through acquisitions or mergers funded, in part, with capital raises and strategic alliances with other companies. We have not targeted any companies for acquisition and have no specific plan concerning identified capital requirements to achieve these goals. We believe that our growth strategy will be facilitated if we operate separately from under the control of ACG and can pursue a capital structure without any consideration of the impact on ACG.

•
The Spin-Off will establish the Company as a publicly traded company no longer owned and controlled by ACG, which we believe will meaningfully enhance our market profile, and thereby provide us with business opportunities without influence of ACG which may have competing interests from time to time.

•
The separation resulting from the Spin-Off will reduce direct conflicts of interest between the two companies that may otherwise result from the direct parent-subsidiary control relationship that will no longer exist following the Spin-Off.

Q:	Why is the separation of the Company structured as a spin-off?
A:	ACG believes that a distribution of our Common Stock is the most efficient way to separate our business from ACG in a manner that will achieve the above benefits.
Q:	What will I receive in the Spin-Off?
A:
As a holder of ACG common stock, you will receive a dividend of a 0.022356 share of our Common Stock for every share of ACG common stock you hold on the Record Date (as defined below). The distribution agent will distribute only whole shares of our Common Stock in the Spin-Off. See “Questions and Answers About the Spin-Off—How will fractional shares be treated in the Spin-Off?” for more information on the treatment of the fractional share you may be entitled to receive in the Spin-Off. Your proportionate interest in ACG will not change as a result of the Spin-Off. For a more detailed description, see “The Spin-Off.”

Q:	What is being distributed to holders of ACG common stock in the Spin-Off?
A:	ACG will distribute 500,000 shares of Common Stock in the Spin-Off, which constitutes approximately 83.3% of the outstanding shares of our Common Stock. The shares of our Common Stock that ACG distributes will constitute all of the issued and outstanding shares of our Common Stock beneficially held by ACG immediately prior to the Spin-Off. For more information on the shares being distributed in the Spin-Off, see “Description of Our Capital Stock—Common Stock.”
Q:	What is the record date for the Distribution?
A:	ACG will designate 5:00 p.m., New York City time, on July 30, 2020 (the “Record Date”), as the record ownership date for the Distribution.
Q:	When will the Distribution to holders of ACG common stock occur?
A:
The Distribution will be effective as of 5:00 p.m., New York City time on August 5, 2020 (the “Distribution Date”). On or shortly after the Distribution Date, the whole shares of our Common Stock will be credited in book-entry accounts for stockholders entitled to receive those shares in the Distribution. We expect that it may take the distribution agent up to two weeks after the Distribution Date to fully distribute the shares of our Common Stock to ACG stockholders. See “Questions and Answers About the Spin-Off—How will ACG distribute shares of our Common Stock?” for more information on how to access your book-entry account or your bank, brokerage or other account holding our Common Stock you will receive in the Distribution.

Q:	What do I have to do to participate in the Distribution?
A:
You are not required to take any action, but we urge you to read this Prospectus carefully. Holders of ACG common stock on the Record Date will not need to pay any cash or deliver any other consideration, including any shares of ACG common stock, in order to receive shares of our Common Stock in the Distribution. No stockholder approval of the Distribution is required. We are not asking you for a vote, and we request that you do not send us a proxy card.

Q:	If I sell my shares of ACG common stock on or before the Distribution Date, will I still be entitled to receive shares of Common Stock in the Distribution?
A:
If you hold shares of ACG common stock on the Record Date and decide to sell them on or before the Distribution Date, you may choose to sell your ACG common stock with or without your entitlement to our Common Stock. You should discuss these alternatives with your bank, broker or other nominee. See “The Spin-Off—Trading Prior to the Distribution Date” for more information.

Q:	How will ACG distribute shares of our Common Stock?
A:
Registered stockholders: If you are a registered stockholder (meaning you own your shares of ACG common stock directly through ACG’s transfer agent, Computershare Trust Company, N.A. (“Computershare”)), our transfer agent, American Stock Transfer & Trust Company, LLC, which is serving as the distribution agent in connection with the Distribution, will credit the whole shares of our Common Stock you receive in the Distribution to a new book-entry account on or shortly after the Distribution Date. Our distribution agent will mail you a book-entry account statement that reflects the number of whole shares of our Common Stock you own. You will be able to access information regarding your book-entry account holding our Common Stock at American Stock Transfer & Trust Company, LLC.

“Street name” or beneficial stockholders: If you own your shares of ACG common stock beneficially through a bank, broker or other nominee, your bank, broker or other nominee will credit your account with the whole shares of our Common Stock you receive in the Distribution on or shortly after the Distribution Date. Please contact your bank, broker or other nominee for further information about your account.
We will not issue any physical stock certificates to any stockholders, even if requested. See “The Spin-Off—When and How You Will Receive Company Common Stock” for a more detailed explanation.
Q:	How will fractional shares be treated in the Distribution?
A:
The distribution agent will not distribute any fractional shares of our Common Stock in connection with the Spin-Off. Instead, the distribution agent will aggregate all fractional shares into whole shares and sell the whole shares in the open market at prevailing market prices on behalf of stockholders entitled to receive a fractional share. The distribution agent will then distribute the aggregate cash proceeds of the sales, net of brokerage fees and other costs, pro rata to these holders (net of any required withholding for taxes applicable to each holder). We anticipate that the distribution agent will make these sales within three trading days following the Distribution Date. See “The Spin-Off—Treatment of Fractional Shares” for a more detailed explanation of the treatment of fractional shares.
Q:	What are the U.S. federal income tax consequences to me of the Distribution?
A:
For U.S. federal income tax purposes, no gain or loss is expected to be recognized by, or be includible in the income of, a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Spin-Off”) as a result of the Distribution, except with respect to any cash received by ACG stockholders in lieu of fractional shares. In addition, the aggregate tax basis of the ACG common stock and our Common Stock held by each U.S. Holder immediately after the Distribution will be the same as the aggregate tax basis of the ACG common stock held by the U.S. Holder immediately before the Distribution, allocated between the ACG common stock and our Common Stock in proportion to their relative fair market values on the Distribution Date (subject to certain adjustments).

See “Material U.S. Federal Income Tax Consequences of the Spin-Off” for more information regarding the potential tax consequences to you of the Spin-Off.
You should consult your own tax advisors regarding the particular tax consequences of the Spin-Off to you, including the applicability and effect of any U.S. federal, state, local and non-U.S. tax laws.
Q:	Does the Company intend to pay cash dividends?
A:	Following the Spin-Off, we do not anticipate paying any dividends on our Common Stock in the foreseeable future. See “Dividend Policy” for more information.
Q:	How will our Common Stock trade?
A:
Our Common Stock is not listed on any securities exchange and currently trades in the over-the-counter market where quotations are available through OTCPink®’s quotation service under the symbol “MGHL.” Our outstanding Common Stock will continue trading in the “regular way” market following the announcement of the Record Date and the Distribution Date.

See “The Spin-Off—Trading Prior to the Distribution Date” for more information. We cannot predict the trading prices for our Common Stock before, on or after the Distribution Date.
Q:	Will my shares of ACG common stock continue to trade on the New York Stock Exchange (“NYSE”) following the Spin-Off?
A:
Yes. Following the Spin-Off, ACG common stock will continue to trade “regular way” on the NYSE under the symbol “AC” through and after the Distribution Date. ACG common stock trades on the NYSE with an entitlement for the purchaser to receive shares of our Common Stock to be distributed in the Distribution if purchased prior to the ex-dividend date, which is expected to be one business day prior to the Record Date.

Q:	Will the Spin-Off affect the trading price of my ACG common stock?
A:
We do not expect the trading price of shares of ACG common stock immediately following the Spin-Off to be materially lower than immediately prior to the Spin-Off because the value of Morgan Group Holding Co. and our subsidiaries reflects an immaterial amount of ACG’s assets. However, until the market has fully analyzed the value of ACG without its substantial ownership stake in the Company, the trading price of shares of ACG common stock may fluctuate. We cannot assure you that, following the Spin-Off, the combined trading prices of the ACG common stock and our Common Stock will equal or exceed what the trading price of ACG common stock would have been in the absence of the Spin-Off. It is possible that after the Spin-Off, the combined equity value of ACG and the ownership stake in the Company will be less than ACG’s equity value before the Spin-Off.

Q:	Do I have appraisal rights in connection with the Spin-Off?
A:	No. Holders of ACG common stock are not entitled to appraisal rights in connection with the Spin-Off.

Q:	What will the relationship be between ACG and the Company after the Spin-Off?
A:
Following the Spin-Off, we will remain a publicly traded company, and ACG will have no continuing stock ownership interest in or possess control over the Company. However, we will continue to receive services and an allocation of office space from GAMCO Investors, Inc., ACG and affiliates under common control with us by Mario J. Gabelli pursuant to existing expense sharing agreements. See “Certain Relationships and Related Party Transactions—Agreements with ACG.”

As of June 11, 2020, Mario J. Gabelli is deemed to beneficially own approximately 96.3% of the combined voting power of ACG’s outstanding class A and class B common stock and approximately 79% of the equity interest. Accordingly, Mr. Mario J. Gabelli is deemed to control ACG. In addition, Mr. Mario J. Gabelli is deemed to beneficially own 523,858, or 87.3% of our outstanding Common Stock, including 500,000 shares of our Common Stock he is deemed to own through ACG. See “Security Ownership of Certain Beneficial Owners and Management.” Therefore, after the Spin-Off, Mr. Mario J. Gabelli will continue to control both ACG and the Company. See “The Spin-Off—Interests of Certain Persons.”
Q:	Who is the transfer agent and registrar for our Common Stock? Who is the distribution agent in connection with the Spin-Off?
A:	American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our Common Stock and is serving as the distribution agent in connection with the Spin-Off.
Q:	Are there risks associated with owning shares of our Common Stock?
A:
Yes. Our business faces both general and specific risks and uncertainties. Our business also faces risks relating to the Spin-Off. Following the Spin-Off, we will also face risks associated with being a publicly-traded company, separate from ACG. Accordingly, you should read carefully the information set forth in the section titled “Risk Factors” in this Prospectus.

Q:	Are there any conditions to completing the Spin-Off?
A:
Yes. The Spin-Off is conditional upon a number of matters, including but not limited to the authorization and approval of the ACG Board (which has been obtained) and the declaration of effectiveness of our Registration Statement on Form S-1, of which this Prospectus is a part, by the Securities and Exchange Commission. See “Summary—Summary of the Spin-Off— Conditions to the Spin-Off” for a more detailed explanation of the conditions to completing the Spin-Off.

Q:	Can ACG decide to not proceed with the Distribution even if all of the conditions to the Distribution have been met?
A:	Yes. Until the distribution has occurred, the ACG Board has the right to not proceed with the Distribution, even if all of the conditions are satisfied.
Q:	Could there be any other classes of capital stock of the Company outstanding after the Spin-Off?
A:	No. After giving effect to the Spin-Off, the only class of our capital stock then outstanding is expected to be our Common Stock.
v

Q:	Where can I get more information?
A:	If you have any questions relating to the mechanics of the Distribution, you should contact the distribution agent, American Stock Transfer & Trust Company, LLC, at:
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219
(800) 937-5449
help@astfinancial.com
Before the Spin-Off, if you have any questions relating to the Spin-Off, you should contact:
Associated Capital Group, Inc.
Attn: Investor Relations
191 Main Street
Greenwich, CT 06830
(203) 629-9595
KMasiello@gabelli.com
After the Spin-Off, if you have any questions relating to the Company, you should contact:
Morgan Group Holding Co.
Attn: Investor Relations
One Corporate Center
401 Theodore Fremd Avenue
Rye, NY 10580
(914) 921-5150
VAmabile@gabelli.com

SUMMARY
This summary highlights certain information contained elsewhere in this Prospectus and may not contain all of the information that is important to you. To understand fully and for a more complete description of the terms and conditions of the Spin-Off, you should read this Prospectus in its entirety, including the information presented under the section titled “Risk Factors” and the consolidated financial statements and related notes, and the documents to which you are referred. See “Where You Can Find More Information.”
Except where the context otherwise requires, or where otherwise indicated, references to the “Company,” “we,” “us,” or “our” are to Morgan Group Holding Co. and its consolidated subsidiary; references to “G.research” are to G.research, LLC, which we acquired from ACG on October 30, 2019, which we refer to as the “acquisition”; references to “ACG” are to Associated Capital Group, Inc.; and references to “ISH” are to Institutional Services Holdings, LLC, ACG’s wholly owned subsidiary which directly owns 500,000 shares of our Common Stock. See the information under the caption “Reverse Stock Split” below for information concerning the adjustments made as a result of a reverse stock split effected on June 10, 2020.
Overview
On March 14, 2020, the ACG Board approved the Spin-Off of the Company from ACG. ACG will distribute 500,000 shares of our Common Stock indirectly held by it to ACG’s stockholders. Thereupon, we will remain a publicly traded company, independent of ACG’s ownership and control.
Our Company
Morgan Group Holding Co., a Delaware corporation, was incorporated in November 2001 and prior to the acquisition, we had nominal assets and no liabilities and did not conduct operations other than to pursue business combination opportunities. Following the acquisition, we wholly own and operate G.research, an institutional research and securities brokerage business.
G.research, our wholly owned subsidiary following the acquisition, is a broker-dealer registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Through G.research, we provide institutional research services as well as act as an underwriter. G.research is regulated as a registered broker-dealer with the Securities and Exchange Commission (the “SEC”) and as a member of the Financial Industry Regulatory Authority (“FINRA”). G.research’s revenues are derived primarily from institutional research services and securities brokerage services including acting as an underwriter. We publish research on approximately 100 companies globally with an emphasis on small and mid-cap trading ideas. We also operate an institutional sales trading desk, which facilitates security transactions on behalf of our clients.
Our Strategy
Our strategy is to continue to operate and expand our institutional research and securities brokerage business through the coverage of additional market sectors and companies. In order to achieve growth, we are pursuing a strategy which includes the following key elements:
•	Attracting and retaining additional research analysts;
•	Leveraging the Private Market Value with a Catalyst™ fundamental research methodology licensed from our affiliate, GAMCO Investors, Inc. (“GAMCO”);
•	Pursuing acquisitions of complementary research businesses; and
•	Continuing our sponsorship of industry conferences.
For more information, see “Business—Business Strategy.”
Status as a Smaller Reporting Company
We qualify as a “smaller reporting company” under the Exchange Act. As a smaller reporting company, we are eligible to take advantage of certain reduced reporting and other regulatory requirements that are generally unavailable to other public companies. For a discussion of the implications of our status as a “smaller reporting company,” see “Business—Status as a Smaller Reporting Company.”

Risks Associated With Our Business
Our business is subject to a number of risks which you should be aware of before making an investment decision. Those risks are discussed more fully in the section titled “Risk Factors” beginning on page 8. For example:
•	We have experienced losses and there is a risk that we will continue to incur losses in the future.
•	There is a possibility of losses associated with our underwriting, trading and market-making activities.
•	Operational risks may disrupt our businesses, result in regulatory action against us or limit our growth.
•
Our Common Stock is not listed on any securities exchange; there is limited and sporadic trading in the over-the-counter market and there can be no assurance that an active public trading market will develop.

•	Our business may experience disruption due to global conditions, such as the COVID-19 pandemic.
Acquisition and Private Placement Transactions
Acquisition
On October 31, 2019, we entered into and concurrently closed an agreement and plan of merger, by and among the Company, G.R. Acquisition, LLC, a wholly owned subsidiary of the Company, G.research, ISH and ACG, pursuant to which we acquired 100% of G.research. In connection with the acquisition, we issued 500,000 shares of our Common Stock to ISH and G.research became our wholly owned subsidiary.
Upon consummation of the acquisition, Vincent M. Amabile, Jr., Joseph L. Fernandez and Stephen J. Moore were appointed directors, and Mr. Amabile and Mr. Fernandez were appointed president and executive vice president-finance, respectively, replacing the officers and directors who resigned in connection with the acquisition.
Private Placement
On October 31, 2019, immediately prior to the closing of the acquisition, we entered into and concurrently closed a securities purchase agreement pursuant to which we issued and sold in a private placement 51,500 shares of our Common Stock to management, including our president, at $10.00 per share (adjusted for the Reverse Stock Split (defined below under the section entitled “—Recent Developments—Reverse Stock Split”)) for total proceeds of $515,000.
Recent Developments
COVID-19
In light of the dynamics created by COVID-19, its impact on the global supply chain and economy, including government imposed restrictions on travel and the temporary closure of businesses deemed non-essential across the United States, we anticipate lower transaction volumes from our institutional clients. As a result of this pandemic, the majority of our employees are working remotely, including our order execution services. However, there has been no material impact of remote work arrangements on our operations, including our financial reporting systems, internal control over financial reporting, and disclosure controls and procedures, and there has been no material challenge in implementing our business continuity plan. The sponsored conferences are taking place as planned using virtual service providers. While at the present time, the Company is unable to estimate the potential impact of COVID-19 on its financial condition, a significant prolonged disruption in the financial markets leading to materially lower trading activity of the Company’s clients would have a material adverse effect on the Company’s revenue, operating results and financial position. Any potential impact to our results of operations and financial condition will depend to a large extent on future developments and new information that could emerge regarding the duration and severity of COVID-19 and the actions taken by authorities and other entities to contain COVID-19 or treat its impact, all of which are beyond our control. We will continue to monitor the virus’ impact on our customers, clients, and financial results.
Reverse Stock Split
On June 10, 2020, we filed an amendment to our certificate of incorporation, as amended, with the Secretary of State of the State of Delaware to effect a 1-for-100 reverse stock split of the outstanding shares of Common Stock, which we refer to as the Reverse Stock Split. As a result, every 100 then-outstanding shares of our Common Stock combined automatically into one share of Common Stock. Each stockholder’s percentage ownership in the Company and proportional voting power remained unchanged after the Reverse Stock Split, except for minor changes and adjustments resulting from the treatment of fractional shares. Except as otherwise noted, all share numbers and per share amounts presented in this Prospectus, regardless of presentation in prior periods, have been adjusted to reflect the Reverse Stock Split.
Corporate Information
Morgan Group Holding Co. is a Delaware corporation and was incorporated in November 2001. Our principal executive offices are located at One Corporate Center, 401 Theodore Fremd Avenue, Rye, NY 10580. Our telephone number is (914) 921-1877. Our website address is http://morgangroupholdingco.com. Our website and the information contained thereon, or connected thereto, does not and will not constitute part of this Prospectus or the Registration Statement on Form S-1 of which this Prospectus is a part.

Summary of the Spin-Off
Distributing Company
Associated Capital Group, Inc., a Delaware corporation, which beneficially owns 500,000 shares of our Common Stock, representing approximately 83.3% of our outstanding shares of our Common Stock prior to the Distribution. After the Distribution, ACG will not own any shares of our Common Stock or our preferred stock.
Distributed Company
Morgan Group Holding Co., a Delaware corporation and a subsidiary of ACG. At the time of the Distribution, we will own and operate G.research, our wholly owned subsidiary, which carries out our institutional research services business. After the Distribution, we will remain a publicly traded company, and ACG will have no continuing stock ownership interest in or possess control over us.
Distributed Securities
500,000 shares of our Common Stock indirectly owned by ACG, which represent approximately 83.3% of our Common Stock issued and outstanding immediately prior to the Distribution. Based on 22,365,470 shares of ACG common stock outstanding as of the close of business on July 30, 2020, this reflects a Distribution Ratio of a 0.022356 share of our Common Stock for every share of ACG common stock.
Record Date
The Record Date is 5:00 p.m., New York City time, on July 30, 2020.
Distribution Date
The Distribution Date is August 5, 2020. We expect that the Distribution will be effective as of 5:00 p.m., New York City time, on the Distribution Date.
Distribution Ratio
Each holder of ACG common stock will receive a 0.022356 share of our Common Stock for every share of ACG common stock it holds on the Record Date. The distribution agent will distribute only whole shares of our Common Stock in the Spin-Off. See “The Spin-Off—Treatment of Fractional Shares” for more detail.
Please note that if you sell your shares of ACG common stock on or before the Distribution Date, the buyer of those shares may in some circumstances be entitled to receive the shares of our Common Stock to be distributed in respect of the ACG shares that you sold. See “The Spin-Off—Trading Prior to the Distribution Date” for more detail.
The Distribution
On the Distribution Date, ACG will release the shares of our Common Stock to the distribution agent to distribute to ACG stockholders. ACG will distribute our shares in book-entry form, and thus we will not issue any physical stock certificates. We expect that it will take the distribution agent up to two weeks to electronically issue shares of our Common Stock to you or your bank or brokerage firm on your behalf by way of direct registration in book-entry form. If you own your shares of ACG common stock through a bank, broker or other nominee, your bank, broker or other nominee will credit your account with the whole shares of our Common Stock that you receive in the Distribution on or shortly after the Distribution Date. You will not be required to make any payment, surrender or exchange your shares of ACG common stock or take any other action to receive your shares of our Common Stock.
Fractional Shares
The distribution agent will not distribute any fractional shares of our Common Stock to ACG stockholders. Instead, the distribution agent will aggregate all fractional shares into whole shares and sell the whole shares in the open market at prevailing market prices on behalf of stockholders entitled to receive a fractional share. The distribution agent will then distribute the aggregate cash proceeds of the sales, net of brokerage fees and other costs, pro rata to these holders (net of any required withholding for taxes applicable to each holder). See “The Spin-Off— Treatment of Fractional Shares” for more detail. If you receive cash in lieu of fractional shares, you will not be entitled to any interest on such cash payment. The cash you receive in lieu of fractional shares generally will, for U.S. federal income tax purposes, be taxable as described under the section titled “Material U.S. Federal Income Tax Consequences of the Spin-Off.”
Conditions to the Spin-Off
The Spin-Off is subject to the satisfaction, or the ACG Board’s waiver, of the following conditions:
•	the ACG Board shall have authorized and approved the Spin-Off and not withdrawn such authorization and approval, and shall have declared the dividend of our Common Stock to ACG stockholders;
•
the SEC shall have declared effective our Registration Statement on Form S-1, of which this Prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”), and no stop order suspending the effectiveness of our Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

•
no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Spin-Off shall be in effect, and no other event outside the control of ACG shall have occurred or failed to occur that prevents the consummation of the Spin-Off;

•
no other events or developments shall have occurred prior to the Distribution Date that, in the sole judgment of the ACG Board, would result in the Spin-Off having a material adverse effect on ACG or its stockholders; and

•	ACG shall have received a certificate signed by our executive vice president-finance, dated as of the Distribution Date, certifying the satisfaction of certain conditions.
The fulfillment of the foregoing conditions will not create any obligation on the part of ACG to effect the Spin-Off. We are not aware of any material federal, foreign or state regulatory requirements with which we must comply, other than SEC rules and regulations, or any material approvals that we must obtain, other than the SEC’s declaration of the effectiveness of the Registration Statement, in connection with the Spin-Off. ACG has the right not to complete the Spin-Off if, at any time, the ACG Board determines, in its sole and absolute discretion, that the Spin-Off is not in the best interests of ACG or its stockholders or is otherwise not advisable. For a more detailed description, see “The Spin-Off—Conditions to the Spin-Off.”
Trading Market and Symbol
Our Common Stock is not listed on any securities exchange and currently trades in the over-the-counter market where quotations are available through OTCPink®’s quotation service under the symbol “MGHL.” Our outstanding Common Stock will continue trading in the “regular way” market following the announcement of the Record Date and the Distribution Date.
ACG common stock will also continue trading in the “regular-way” market on the NYSE with an entitlement for the purchaser to receive shares of our Common Stock to be distributed in the Distribution if purchased prior to the ex-dividend date, which is expected to be one business day prior to the Record Date. See “The Spin-Off—Trading Prior to the Distribution Date.”
Tax Consequences to ACG Stockholders
For U.S. federal income tax purposes, no gain or loss is expected to be recognized by, or be includible in the income of, a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Spin-Off”) as a result of the Distribution, except with respect to any cash received by ACG stockholders in lieu of fractional shares. In addition, the aggregate tax basis of the ACG common stock and our Common Stock held by each U.S. Holder immediately after the Distribution will be the same as the aggregate tax basis of the ACG common stock held by the U.S. Holder immediately before the Distribution, allocated between the ACG common stock and our Common Stock in proportion to their relative fair market values on the Distribution Date (subject to certain adjustments).
See “Material U.S. Federal Income Tax Consequences of the Spin-Off” for more information regarding the potential tax consequences to you of the Spin-Off.
You should consult your own tax advisors regarding the particular tax consequences of the Spin-Off to you, including the applicability and effect of any U.S. federal, state, local and non-U.S. tax laws.
Relationship with ACG after the Spin-Off
Following the Spin-Off, we will remain a publicly traded company, and ACG will have no continuing stock ownership interest in or possess control over the Company. However, we will continue to receive services and an allocation of office space from GAMCO, ACG and affiliates under common control with us by Mario J. Gabelli pursuant to existing expense sharing agreements. Further, following the Spin-Off, GAMCO and ACG will have no obligation to provide us with assistance, other than the services described in such agreements for the prescribed periods and in accordance with the terms described therein.
We describe these arrangements in greater detail under the section titled “Certain Relationships and Related Party Transactions —Agreements with ACG,” and describe some of the risks of these arrangements under the section titled “Risk Factors—Risks Relating to the Spin-Off.”
Dividend Policy
Following the Spin-Off, we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. See “Dividend Policy” for more information.
Transfer Agent and Distribution Agent
American Stock Transfer & Trust Company, LLC, the transfer agent and registrar for our Common Stock, will serve as distribution agent in connection with the Distribution.
Risk Factors
Our business faces both general and specific risks and uncertainties. Our business also faces risks relating to the Spin-Off. Following the Spin-Off, we will also face risks associated with being a publicly-traded company independent of ACG’s ownership and control. Accordingly, you should read carefully the information set forth under the section titled “Risk Factors.”
Except as otherwise indicated, all information in this Prospectus gives effect to the 1-for-100 Reverse Stock Split of our Common Stock that became effective on June 10, 2020.

RISK FACTORS
You should carefully consider all of the information in this Prospectus and each of the risks described below, which we believe are the principal risks that we face. Some of the risks relate to our business, others to the Spin-Off. Some risks relate principally to the securities markets and ownership of our Common Stock. The risks and uncertainties described below are not the only ones faced by us. Additional risks and uncertainties not presently known or that are currently deemed immaterial also may impair our business operations. If any of the following risks occur, our business, financial condition, operating results and cash flows and the trading price of our Common Stock could be materially adversely affected.
Risks Relating to the Spin-Off
The Spin-Off may not be completed on the terms or timeline currently contemplated, if at all.
While we are actively engaged in planning for the Spin-Off, unanticipated developments could delay or negatively affect the Spin-Off, including, but not limited to, those related to the filing and effectiveness of appropriate filings with the SEC and receiving any required regulatory approvals. In addition, until the Spin-Off has occurred, the ACG Board, in its sole discretion, has the right to not proceed with the Spin-Off, even if all of the conditions are satisfied. Therefore, the Spin-Off may not be completed on the terms or timeline currently contemplated, if at all.
We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off.
We believe that, as a publicly-traded company independent of ACG’s ownership and control, without considering the impact on ACG, we will be able to, among other things, better focus our financial and operational resources on our specific business, implement and maintain a capital structure designed to meet our specific needs, design and implement corporate strategies and policies that are targeted to our business, more effectively respond to industry dynamics and create effective incentives for our management and employees that are more closely tied to our business performance. However, by separating from ACG, we may be more susceptible to market fluctuations and we may experience other adverse events. In addition, we may be unable to achieve some or all of the benefits that we expect to achieve as a publicly-traded company separate from ACG in the time we expect, if at all.
The Spin-Off could result in significant tax liability to ACG and its stockholders.
We expect to report the Spin-Off and the Distribution as qualifying for non-recognition of gain and loss for federal income tax purposes to ACG and its stockholders. However, we are not seeking a ruling from the Internal Revenue Service or an opinion of counsel to that effect and the Internal Revenue Service may take a different position on the tax characterization of the Spin-Off and Distribution.
If the Spin-Off were determined not to qualify for non-recognition of gain and loss, U.S. Holders could be subject to tax. In this case, each U.S. Holder who receives our Common Stock in the Spin-Off would generally be treated as receiving a distribution in an amount equal to the fair market value of our Common Stock received, which would generally result in (i) a taxable dividend to the U.S. Holder to the extent of that U.S. Holder’s pro rata share of ACG’s current and accumulated earnings and profits, (ii) a reduction in the U.S. Holder’s basis (but not below zero) in ACG common stock to the extent the amount received exceeds the stockholder’s share of ACG’s earnings and profits, and (iii) a taxable gain from the exchange of ACG common stock to the extent the amount received exceeds the sum of the U.S. Holder’s share of ACG’s earnings and profits and the U.S. Holder’s basis in its ACG common stock.
If the Spin-Off were determined not to qualify for non-recognition of gain and loss, then ACG would recognize gain in an amount up to the fair market value of our Common Stock held by it immediately before the Spin-Off. See below and “Material U.S. Federal Income Tax Consequences of the Spin-Off” for more information.
If the Spin-Off were determined not to qualify for non-recognition tax treatment, there is no specific undertaking being made by us to indemnify ACG or its stockholders.
Under Section 355 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, we could take certain actions following the Spin-Off, or may have taken certain actions leading up to the Spin-Off, that could cause the disqualification of the transaction as a tax-free distribution.

These rules generally apply for the two-year periods before and after the distribution date. A number of spin-off distribution transactions include a tax indemnification agreement under which the company being spun off agrees to certain covenants and representations designed to ensure the qualification of the transaction as tax free. There is no such specific tax indemnification agreement in the Spin-Off. Therefore, ACG and its stockholders may not have legal recourse if our actions lead to the Spin-Off not qualifying as a tax-free transaction as is intended. Such actions include, but are not limited to, situations in which we or our stockholders were to engage in transactions that result in a 50% or greater change by vote or value in the ownership of our Common Stock during the four-year period beginning on the date that begins two years before the date of the Spin-Off, unless it were established that such transactions and the Spin-Off were not part of a plan or series of related transactions giving effect to such a change in ownership. In such a case, the Spin-Off could be taxable to ACG, but not to ACG’s stockholders. If the Spin-Off were taxable to ACG due to such 50% or greater change in the ownership of our Common Stock, ACG would recognize gain in an amount up to the fair market value of our Common Stock held by it immediately before the Spin-Off, but we generally would not be required to indemnify ACG for the tax on such gain or related expenses.
We may make decisions in the future that cause the Spin-Off not to comply with the numerous restrictions in the tax law necessary to preserve the non-recognition tax treatment of the Spin-Off.
Although we intend the Spin-Off to comply with the rules in the tax law related to a distribution under Code Section 355 in which gain or loss is not recognized, while not contemplated at this time, we may later decide to pursue strategic transactions or engage in new businesses or other transactions in order to maximize the value of our business, or transactions in our stock may be made, that may cause the Spin-Off not to satisfy the requirements for a tax-free transaction.
We may be unable to make, on a timely or cost-effective basis, the changes necessary that may become necessary to operate as a publicly-traded company separate from ACG, and we may experience increased costs after the Spin-Off.
GAMCO and ACG have provided us with various corporate services pursuant to certain expense sharing agreements described under the section titled “Certain Relationships and Related Party Transactions —Agreements with ACG.” Further, following the Spin-Off, GAMCO and ACG will have no obligation to provide us with assistance, other than the services described in such agreements for the prescribed periods and in accordance with the terms described therein. These agreements may not reflect terms that would have resulted from arms-length negotiations between unaffiliated parties. Accordingly, if such agreements were terminated or not renewed, we would need to provide internally or obtain from unaffiliated third parties the services we currently receive from them. We may be unable to replace these services in a timely manner or on terms and conditions as favorable as those we receive from GAMCO and ACG. We may be unable to successfully operate as effectively as we have in the past or may incur additional costs. If we fail to obtain the services necessary to operate effectively or if we incur greater costs in obtaining these services, our business, financial condition and results of operations may be adversely affected.
We have a limited operating history, and our historical financial information is not necessarily representative of the results we would have achieved as a publicly-traded company separate from ACG and may not be a reliable indicator of our future results.
Prior to the acquisition of G.research in October 30, 2019, we had nominal assets and no liabilities and did not conduct operations other than to pursue business combination opportunities. Following the acquisition, we wholly own and operate G.research, an institutional research and securities brokerage business. Our historical financial information included in this Prospectus does not necessarily reflect the results of operations and financial position we would have achieved as a publicly-traded company separate from ACG during the periods presented or those that we will achieve in the future.
Therefore, our historical financial statements may not be indicative of our future performance as a publicly-traded company separate from ACG. For additional information about our past financial performance and the basis of presentation of our financial statements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and the notes thereto included elsewhere in this Prospectus.

We may not be able to access the credit and capital markets at the times and in the amounts needed on acceptable terms.
From time to time we may need to access the long-term and short-term capital markets to obtain financing. Although we believe that the sources of capital in place at the time of the Spin-Off will permit us to finance our operations for the foreseeable future on acceptable terms and conditions, we have not previously accessed the capital markets as a public company separate from ACG, and our access to, and the availability of, financing on acceptable terms and conditions in the future will be impacted by many factors, including our financial performance, our credit ratings or absence thereof, the liquidity of the overall capital markets and the state of the economy. We cannot assure you that we will have access to the capital markets at the times and in the amounts needed or on terms acceptable to us.
Concerns about our prospects as a publicly-traded company, separate from ACG, could affect our ability to attract and retain employees or individuals whom we are attempting to recruit as employees.
Our employees or individuals whom we are attempting to recruit as employees may have concerns about our prospects as a stand-alone company, including our ability to maintain our independence and our inability to continue our current reliance on ACG resources after the Spin-Off. If we are not successful in assuring our employees or individuals whom we are attempting to recruit as employees of our prospects after the Spin-Off, our employees or recruits may seek or accept other employment, which could adversely affect our business and our results of operations.
Because there is a lack of an established public market for our Common Stock, and since majority of our Common Stock is held by affiliates, the proceeds generated for the cash payment in lieu of fractional shares may reflect a liquidity discount, which may be significant.
Fractional shares of our Common Stock will not be distributed in the Spin-Off. In lieu of fractional shares, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds of the sales, net of brokerage fees and other costs, pro rata to each holder (net of any required withholding for taxes applicable to each holder) who would otherwise have been entitled to receive a fractional share in the distribution.
Our Common Stock is not listed on any securities exchange and currently trades on a limited and sporadic basis in the over-the-counter market where quotations are available through OTC Pink®’s quotation service. Also, a significant majority of our Common Stock are held by related parties, and therefore, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity, or a broader or more active public trading market, that will generally support continuous sales without an adverse effect on share price. As a result, the proceeds generated for the cash payment in lieu of fractional shares may reflect a liquidity discount, which may be significant. Therefore, the cash proceeds received by the holders who otherwise would have been entitled to receive fractional shares could be significantly reduced.
Risks Relating to Our Business
Control by Mario J. Gabelli of a majority of the combined voting power of our Common Stock following the acquisition may give rise to conflicts of interests.
Mario J. Gabelli and his affiliates, and our president, Vincent M. Amabile, Jr., beneficially own approximately 87.3% and 8.33%, respectively, of the outstanding shares our Common Stock. Upon completion of the Spin-Off, Mario J. Gabelli and his affiliates, and our president, Vincent M. Amabile, Jr., are expected to beneficially own approximately 73.94% and 8.33%, respectively, of the outstanding shares our Common Stock. As long as Mario J. Gabelli and his affiliates beneficially own a majority of our outstanding Common Stock, Mr. Gabelli, either alone or in association with Mr. Amabile, will have the ability to elect all of the members of our board of directors (our “Board”) and thereby control our management and affairs, including determinations with respect to acquisitions, dispositions, borrowings, issuances of Common Stock or other securities, and the declaration and payment of dividends on our Common Stock. In addition, Mario J. Gabelli will be able to determine the outcome of all matters submitted to a vote of our stockholders for approval and will be able to cause or prevent a change in control of the Company. As a result of Mario J. Gabelli’s control, none of our agreements with Mario J. Gabelli and other companies controlled by him can be assumed to have been arrived at through “arm’s-length” negotiations. Although the parties to such agreements endeavored to implement market based terms we may have received more favorable terms, or offered less favorable terms to, an unaffiliated counter-party to those agreements.
We may compete with companies controlled by Mario J. Gabelli for clients.
Mario J. Gabelli controls GAMCO, which has wholly owned subsidiaries that are registered investment advisers, one which manages mutual and closed end funds and a second advises separately managed account clients. G.distributors, LLC, another wholly owned subsidiary of GAMCO, referred to as G.distributers, is a limited purpose, registered broker-dealer that distributes shares of the funds advised by its affiliate, Gabelli Funds, LLC (“Gabelli Funds”). In addition, Mario J. Gabelli also controls ACG. One of ACG’s wholly owned subsidiaries, Gabelli & Company Investment Advisers, Inc. (“GCIA”, f/k/a Gabelli Securities, Inc.), is a registered investment adviser with private fund and separately managed account clients. Although our business is focused on institutional research and trading, we may find ourselves competing with these subsidiaries of GAMCO and ACG for clients and opportunities. For example, it is possible that a potential client might consider investing in investment products managed by the registered investment advisory affiliates of GAMCO or ACG instead of pursuing trading opportunities with us based on our research. No assurance can be given that in the future G.distributors will not expand the scope of its permitted activities to compete directly with our institutional research and trading business.
We have experienced loss and there is risk that we will continue to incur losses in the future.
We have recently operated with losses, experiencing $1.9 million and $20.3 million of losses for the fiscal years ended December 31, 2019 and 2018, respectively, and $282,454 and $1,040,642 of losses for the three months ended March 31, 2020 and 2019, respectively. There can be no assurance that we will achieve profitable operations in the foreseeable future. If we continue to incur losses, our business and prospects will suffer leading to question our ability to continue as a going concern.
The loss of the services of our key personnel could have a material adverse effect on our business.
Our future success depends to a substantial degree on our ability to retain and attract qualified personnel to conduct our institutional research and trading business. The market for qualified research analysts and institutional sales professionals is extremely competitive and has grown more so in recent periods as the investment management industry has experienced growth. We anticipate that it may be necessary to add research analysts as we seek to further diversify our research coverage. There can be no assurance that we will be successful in our efforts to recruit personnel. In addition, our investment professionals have direct contact with our clients, which can lead to strong client relationships. The loss of personnel could jeopardize our relationships with certain clients, and result in the loss of such accounts. The loss of key management professionals or the inability to recruit and retain sales professionals could have a material adverse effect on our business.
The recent global coronavirus (COVID-19) pandemic has and continues to cause disruption in the global economy and has caused extreme fluctuations in global financial markets, which has the potential to negatively impact our business plan and reduce available acquisition opportunities.
We are monitoring the potential impact of the global coronavirus pandemic that has severely impacted the United States, Europe, Asia and other countries throughout the world. Financial markets have been experiencing extreme fluctuations that may cause a contraction in available liquidity globally as important segments of the credit markets react to the development. The pandemic may lead to a decline in business and consumer confidence and presents the risk of an economic recession around the globe.
While at the present time, the Company is unable to estimate the potential impact of the virus on its financial condition, we anticipate lower transaction volumes from our institutional clients. It is possible that a significant prolonged disruption in the financial markets leading to materially lower trading activity of the Company’s clients would have a material adverse effect on the Company’s revenue. Our order execution services are operating remotely. The sponsored conferences are taking place as planned using virtual service providers. We will continue to monitor the virus’ impact on our customers, clients and financial results. We are unable to predict the likely duration or severity of the current disruption in financial markets and adverse economic conditions resulting from the pandemic which could materially and adversely affect our business plan. A significant prolonged disruption in the financial markets leading to materially lower trading activity of the Company’s clients would have a material adverse effect on the Company’s revenue, operating results and financial position. Any potential impact to our results of operations and financial condition will depend to a large extent on future developments and new information that could emerge regarding the duration and severity of COVID-19 and the actions taken by authorities and other entities to contain COVID-19 or treat its impact, all of which are beyond our control.
There may be adverse effects on our business from unfavorable market conditions within the securities markets.
Our results of operations are affected by many economic factors, including the performance of the securities markets. We benefit from favorable market conditions within the U.S. securities markets, and the U.S. equity market in particular, especially when trading is stable and predictable. Moreover, securities markets regularly experience significant volatility, and such volatility may continue or increase in the future. Any deterioration in the securities market conditions, in general, and the equity markets, in particular, could reduce our revenues. In addition, any such deterioration in the equity markets, failure of these markets to sustain their prior levels of growth, or continued short-term volatility in these markets could result in investors withdrawing from the equity markets or decreasing their rate of investment, either of which would be likely to adversely affect us.
The quality of our securities research and success of our trading ideas could reduce revenues.
Success in the institutional research and sales trading business is dependent on quality of the securities research and success of our trading ideas. Quality research generally stimulates our institutional sales and trading business. Conversely, inferior research and poor performance tends to result in decreased sales and trading by our clients. The failure of our research to yield positive results for clients could, therefore, have a material adverse effect on us.
There is a possibility of losses associated with underwriting, trading and market-making activities.
Our underwriting and trading activities subject our capital to significant risks of loss. The risks of loss include those resulting from ownership of securities, extension of credit, leverage, liquidity, counterparty failure to meet commitments, client fraud, employee errors, misconduct and fraud (including unauthorized transactions by traders), failures in connection with the processing of securities transactions and litigation. We have procedures and internal controls to address such risks, but there can be no assurance that these procedures and controls will prevent losses from occurring.
The loss of institutional research services and underwriting revenues from GAMCO and its affiliates would have an adverse effect on our results of operations, and we can provide no assurance that these revenues will continue.
G. research earned $4.9 million and $3.8 million, or approximately 76% and 62%, of its commission revenue for the years ended December 31, 2019 and 2018, respectively, and $0.7 million and $1.1 million, or approximately 67% and 74%, of its commission revenue for the three months ended March 31, 2020 and 2019, respectively, from transactions executed on behalf of clients advised by affiliates of GAMCO. G.research earned $1.5 million and $2.0 million of research service fees for the years ended December 31, 2019 and 2018, respectively, pursuant to research services agreements with affiliates of GAMCO. The research services agreements were terminated effective as of January 1, 2020. G.research also earned $730,000 and $16,000 in sales manager fees for the years ended December 31, 2019 and 2018, respectively, and $0.3 million and zero dollars in sales manager fees for the three months ended March 31, 2020 and 2019. All of these selling concessions related to funds advised by affiliates of GAMCO. We can provide no assurance that commission revenue and selling concession revenues from GAMCO and its affiliates will continue and the loss of these revenues would have an adverse effect on our results of operations.
Operational risks may disrupt our businesses, result in regulatory action against us or limit our growth.
We face operational risk arising from errors made in the execution, confirmation or settlement of transactions or from transactions not being properly recorded, evaluated or accounted for. Our business is highly dependent on our ability to process, on a daily basis, transactions across markets in an efficient and accurate manner. Consequently, we rely heavily on our financial, accounting and other data processing systems. Despite the reliability of these systems and the training and skill of our teammates and third parties we rely on, it remains likely that errors may occasionally occur due to the extremely large number of transactions we process. In addition, if systems we use are unable to accommodate an increasing volume of transactions, our ability to expand our businesses could be constrained. If any of these systems do not operate properly or are disabled, we could suffer financial loss, a disruption of our businesses, liability to clients, regulatory intervention or reputational damage.
Failure to maintain adequate infrastructure could impede our productivity and growth. In addition, the failure to maintain effective information and cyber security policies, procedures and capabilities could disrupt operations and cause financial losses that could result in a decrease in our revenues and earnings.
Our infrastructure, including information systems, hardware, software, networks and other technology, is vital to the competitiveness of our business. Our information systems and technology are currently provided by GAMCO pursuant to an expense sharing agreement with the Company. GAMCO will continue to provide these services to us after the acquisition pursuant to that expense sharing agreement. The failure of GAMCO to maintain an adequate infrastructure commensurate with the size and scope of our business could impede our productivity and growth, which could cause our revenues and earnings to decline. GAMCO outsources a significant portion of our information systems operations to third parties, who are responsible for providing the management, maintenance and updating of such systems. Technology is subject to rapid change, and we cannot guarantee that our competitors may not implement more advanced technology platforms for their products than we do for ours. In addition, there can be no assurance that the cost of maintaining such outsourcing arrangements will not increase from its current level, which could have a material adverse effect on us.
In addition, any inaccuracies, delays, system failures or security breaches in these and other systems could subject us to client dissatisfaction and losses. Our technology systems may be subject to unauthorized access, computer viruses or other malicious code or other events that could have a security impact. There can be no assurance that breach of our technology systems could result in material losses (such material losses including the loss of valuable information, liability for stolen assets or information, remediation costs to repair damage caused by the breach, additional security costs to mitigate against future incidents and litigation costs resulting from the incident) relating to such security breach of our technology systems. If a successful cyberattack or other security breach were to occur, our confidential or proprietary information, or the confidential or proprietary information of our clients or their counterparties, that is stored in, or transmitted through, such technology systems could be compromised or misappropriated. Moreover, loss of confidential customer identification information could harm our reputation and subject us to liability under laws that protect confidential personal data, resulting in increased costs or loss of revenues. Further, although we take precautions to password protect and encrypt our laptops and other mobile electronic hardware, there can be no assurance that these measures will always provide sufficient protection. If such hardware is stolen, misplaced or left unattended, it may become vulnerable to hacking or other unauthorized use, creating a possible security risk and resulting in potentially costly actions by us.
We may have been able to receive better terms from unaffiliated third parties than the terms provided in GAMCO and ACG’s transition services agreements with the Company.
The expense sharing agreements with GAMCO and ACG were not negotiated at arm’s length and accordingly, the terms thereof may not reflect terms that would have been reached between unaffiliated parties. Had this agreement been negotiated with an unaffiliated third party, the terms thereof might have been more favorable to us.
Our license to Private Market Value with a Catalyst™ service mark is terminable by GAMCO on 30 days prior notice.
We license on a non-exclusive and royalty free basis the Private Market Value with a Catalyst™ service mark for use in our business. GAMCO owns the service mark and may terminate the license on 30 days prior written notice. If the license is terminated, G.research will be obligated to cease use of the service mark in connection with the marketing of G.research’s services, which may have a material negative impact on our business.
The soundness of other financial institutions could adversely affect our business.
Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. We and the investments we manage may have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial services industry, including: brokers and dealers, commercial banks, investment banks, clearing organizations, mutual and hedge funds and other institutions. Many of these transactions exposes and the accounts we manage to credit risk in the event of the counterparty’s default. There is no assurance that any such losses would not materially and adversely impact our revenues and earnings.
We face exposure to legal actions, including litigation and arbitration claims and regulatory and governmental examinations and/or investigations. Insurance coverage for these matters may be inadequate.
The volume of litigation and arbitration claims against financial services firms and the amount of damages claimed has increased over the past several years. The types of claims that we may face are varied. For example, we may face claims against us for purchasing securities that are inconsistent with a client’s investment objectives or guidelines or arising from an employment dispute. The risk of litigation is difficult to predict, assess or quantify, and may occur years after the activities or events at issue. In addition, from time to time we may become the subject of governmental or regulatory investigations and/or examinations. Even if we prevail in a legal or regulatory action, the costs alone of defending against the action or the harm to our reputation could have a material adverse effect on us. The insurance coverage that we maintain with respect to legal and regulatory actions may be inadequate or may not cover certain proceedings.
Our reputation is critical to our success.
Our reputation is critical to acquiring, maintaining and developing relationships with our clients. In recent years, there have been a number of well-publicized cases involving fraud, conflicts of interest or other misconduct by individuals in the financial services industry. Misconduct by our staff, or even unsubstantiated allegations, could result not only in direct financial harm but also in harm to our reputation, causing injury to the value of our brands. In addition, in certain circumstances, misconduct on the part of our clients or other parties could damage our reputation. Moreover, reputational harm may cause us to lose current employees and we may be unable to attract new employees with similar qualification or skills. Damage to our reputation could substantially impair our ability to maintain or grow our business, which could have a material adverse effect on us.
We face strong competition from numerous and sometimes larger companies.
We compete with numerous stock brokerage, securities research and investment banking firms. The periodic establishment of new institutional research and other competitors increases the competition that we face. At the same time, consolidation in the financial services industry has created stronger competitors with greater financial resources and broader marketing reach than our own. Competition is based on various factors, including, among others, business reputation, investment performance, product mix and offerings, service quality and innovation, strategic relationships and fees charged. Our competitive success in all of these areas cannot be assured.
Changes in laws or regulations or in governmental policies could limit the sources and amounts of our revenues, increase our costs of doing business, decrease our profitability and materially and adversely affect our business.
Our business is subject to extensive regulation in the United States, primarily at the federal level, including regulation by the SEC and FINRA. We are registered with the SEC as a broker-dealer and are a member of FINRA. The Exchange Act and FINRA’s rules impose numerous obligations on broker-dealers, including record-keeping, advertising and operating requirements, disclosure obligations and a broad range of other highly-detailed and complex regulatory requirements. Our failure to comply with applicable laws or regulations could result in fines, censure, suspensions of personnel or other sanctions, including revocation of our registration as a broker-dealer. Changes in laws or regulations or in governmental policies could limit the sources and amounts of our revenues, increase our costs of doing business, decrease our profitability and have a material adverse effect on our business.
Catastrophic and unpredictable events could have a material adverse effect on our business.
A terrorist attack, political unrest, war (whether or not directly involving the United States), power failure, cyber-attack, technology failure, natural disaster, global health pandemic or many other possible catastrophic or unpredictable events could adversely affect our future revenues, expenses and earnings by, among other things:

causing disruptions in United States, regional or global economic conditions; interrupting our normal business operations; inflicting employee casualties, including loss of our key executives; requiring substantial expenditures and expenses to repair, replace and restore normal business operations; and reducing investor confidence.
Pursuant to an expense sharing agreement with GAMCO, we have a disaster recovery plan to address certain contingencies, but it cannot be assured that this plan will be effective or sufficient in responding to, eliminating or ameliorating the effects of all disaster scenarios. If our employees or vendors we rely upon for support in a catastrophic event are unable to respond adequately or in a timely manner, we may lose clients which may have a material adverse effect on revenues and earnings.
Risks Related to Our Common Stock
An active public trading market for our Common Stock may not develop.
Our Common Stock trades in the over-the-counter market. Approximately 87.3% and 8.33%, respectively, of our outstanding Common Stock is beneficially owned by Mario J. Gabelli and his affiliates, and Vincent M. Amabile, Jr., and, after the Spin-Off, approximately 73.94% and 8.33% is expected to be beneficially owned by Mario J. Gabelli and his affiliates, and Vincent M. Amabile, Jr., respectively. Therefore, such shares are not freely tradable as part of the public float. After the completion of the Spin-Off, a liquid public market for our Common Stock may not develop, especially because such a large percentage of our Common Stock will be held by a limited number of stockholders concentrated under the control of Mr. Gabelli. If an active trading market for our Common Stock does not develop, the market price and liquidity of the stock may be materially and adversely affected.
We cannot predict the prices at which our Common Stock may trade in the future.
The market price of our Common Stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:
•	our quarterly or annual earnings, or those of other companies in our industry;
•	actual or anticipated reductions in our revenue, net earnings and cash flow;
•	changes in accounting standards, policies, guidance, interpretations or principles;
•	the operating and stock price performance of other comparable companies;
•	overall market fluctuations; and
•	general economic conditions.
In particular, the realization of any of the risks described in these “Risk Factors” could have a significant and adverse impact on the market price of our Common Stock. In addition, the stock market in general has experienced extreme price and volume volatility that has often been unrelated to the operating performance of particular companies. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The price of our Common Stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our stock price.
Future sales of our Common Stock in the public market could lower our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute our stockholders’ ownership in us.
We may sell additional shares of our Common Stock in public or private offerings. We also may issue convertible debt or equity securities. In addition, ACG stockholders receiving shares of our Common Stock in the Spin-Off generally may sell those shares immediately in the public market, and sales by our current stockholders could be perceived negatively. No prediction can be made as to the effect, if any, that future sales or distributions of our Common Stock beneficially owned by Mario J. Gabelli and his affiliates and Vincent M. Amabile, Jr. will have on the market price of our Common Stock from time to time. Sales or distributions of substantial amounts of our Common Stock, or the perception that such sales or distributions are likely to occur, could adversely affect the prevailing market price for our Common Stock.

The reduced disclosure requirements applicable to us as a “smaller reporting company” may make our Common Stock less attractive to investors.
We are a “smaller reporting company” and we may avail ourselves of certain exemptions from various reporting requirements of public companies that are not “smaller reporting companies” and, like smaller reporting companies, reduced disclosure obligations regarding executive compensation and corporate governance, reduced financial statement and financial data requirements, in our periodic reports and proxy statements. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions.
We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our Common Stock must come from increases in the fair market value and trading price of our Common Stock.
We do not intend to pay cash dividends on our Common Stock in the foreseeable future. We expect to retain future earnings, if any, for reinvestment in our business. Also, any credit agreements, which we may enter into, may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of our Board and will be dependent upon our financial condition, results of operations, cash requirements, future prospects and any other factors our Board deems relevant. Therefore, any return on your investment in our Common Stock must come from increases in the fair market value and trading price of our Common Stock. For more information, see “Dividend Policy.”
Your percentage ownership in the Company may be diluted in the future.
Your percentage ownership in the Company may be diluted in the future because of equity awards that we may grant to our directors, officers and other employees. In addition, we may issue equity as all or part of the consideration paid for acquisitions and strategic investments that we may make in the future or as necessary to finance our ongoing operations.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This Prospectus contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, level of expenses and anticipated expense reductions, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe. The following factors could cause our actual results to differ from our expectations or beliefs:
•	the potential adverse impact on our business resulting from the Spin-Off;
•	the adverse effect from a decline in the securities markets or from catastrophic, unpredictable events like a global health pandemic;
•	a decline in the performance of our products;
•	a general downturn in the economy;
•	changes in government policy or regulation;
•	changes in our ability to attract or retain key employees;
•	unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations; and
•	other factors (including the risks contained in the section titled “Risk Factors”) relating to our industry, our operations and results of operations.
The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. Forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, you are cautioned that any forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in our forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, we also disclaim any obligation to update our view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this Prospectus.

THE SPIN-OFF
Background
ACG currently beneficially owns through its wholly owned subsidiary, ISH, 500,000 shares of our Common Stock, which represents approximately 83.3% of the shares outstanding. These shares were acquired on October 31, 2019 upon consummation of the acquisition. ACG is deemed to be a beneficial owner of the shares of our Common Stock covered by this Prospectus because it has voting and dispositive power over such shares.
On March 14, 2020, the ACG Board approved the Spin-Off. ACG will distribute all of its equity interest that it holds in us, consisting of 500,000 shares of our Common Stock, to ACG’s stockholders on a pro rata basis. Following the Spin-Off, ACG will not own any equity interest in or possess control over us, and we will operate independently from ACG. No approval of ACG common stockholders is required in connection with the Spin-Off, and ACG’s common stockholders will not have any appraisal rights in connection with the Spin-Off.
The Spin-Off is subject to the satisfaction, or the ACG Board’s waiver, of a number of conditions. In addition, ACG has the right not to complete the Spin-Off if, at any time, the ACG Board determines, in its sole and absolute discretion, that the Spin-Off is not in the best interests of ACG or its stockholders or is otherwise not advisable. For a more detailed description, see “The Spin-Off—Conditions to the Spin-Off.”
Reasons for the Spin-Off
The ACG Board previously considered undertaking block sale transactions, open market sales, potential exchange offer and other potential means of disposing of its significant ownership position in shares of our Common Stock. Ultimately, after consideration of the alternatives, the ACG Board determined that distributing pro rata all of the shares of our Common Stock that it beneficially owns to ACG’s stockholders was in the best interest of ACG’s stockholders. The ACG Board considered the following potential benefits in deciding to pursue the Spin-Off:
•
ACG’s and the Company’s expectation that the Spin-Off will enhance the ability of ACG and the Company to focus on their respective strategies. ACG will continue to expand and diversify its alternative investment management business and we will continue to operate and pursue growth in its institutional research and brokerage business as separate companies.

•
ACG recognizes that our near-term goals for our business include growth through acquisitions or mergers funded, in part, with capital raises and strategic alliances with other companies. We have not targeted any companies for acquisition and have no specific plan concerning identified capital requirements to achieve these goals. We believe that our growth strategy will be facilitated if we operate separately from under the control of ACG and can pursue a capital structure without any consideration of the impact on ACG.

•
The Spin-Off will establish the Company as a publicly traded company no longer owned and controlled by ACG, which we believe will meaningfully enhance our market profile, and thereby provide us with business opportunities without influence of ACG which may have competing interests from time to time.

•
The separation resulting from the Spin-Off will reduce direct conflicts of interest between the two companies that may otherwise result from the direct parent-subsidiary control relationship that will no longer exist following the Spin-Off.

Interests of Certain Persons
As of June 11, 2020, Mario J. Gabelli, through his control and majority ownership of GGCP, Inc., a private company, referred to as GGCP, through GGCP Holdings, LLC, a subsidiary of GGCP, and his individual direct ownership of ACG common stock, is deemed to beneficially own 66,000 shares of ACG class A common stock and a majority of the outstanding ACG class B common stock, representing approximately 96.3% of the combined voting power of ACG’s outstanding common stock and approximately 79% of the equity interest. Accordingly, Mr. Mario J. Gabelli is deemed to control ACG. In addition, Mario J. Gabelli is deemed to beneficially own 523,858, or 87.3% of our outstanding Common Stock, including 500,000 shares of our Common Stock he is deemed to own through ACG. See “Security Ownership of Certain Beneficial Owners and Management.” After the Spin-Off, Mario J. Gabelli will be the deemed beneficial owner of approximately 73.94% of the outstanding shares of our Common Stock.

When and How You Will Receive Company Shares
ACG will distribute to its stockholders, as a pro rata dividend, a 0.022356 share of our Common Stock for every share of ACG common stock outstanding as of 5:00 p.m., New York City time, on July 30, 2020, the Record Date of the Distribution.
Prior to the Spin-Off, ACG will deliver all of the issued and outstanding shares of our Common Stock to the distribution agent. American Stock Transfer & Trust Company, LLC, the transfer agent and registrar for our Common Stock, will serve as distribution agent in connection with the Distribution.
If you own ACG common stock as of 5:00 p.m., New York City time, on July 30, 2020, the shares of our Common Stock that you are entitled to receive in the Distribution will be issued to your account as follows:
•
Registered stockholders. If you own your shares of ACG common stock directly through ACG’s transfer agent, Computershare, you are a registered stockholder. In this case, our transfer agent, American Stock Transfer & Trust Company, LLC, which is serving as the distribution agent in connection with the Distribution, will credit the whole shares of our Common Stock you receive in the Distribution to a new book-entry account established on or shortly after the Distribution Date. Registration in book-entry form refers to a method of recording share ownership where no physical stock certificates are issued to stockholders, as is the case in the Distribution. You will be able to access information regarding your book-entry account holding our shares of Common Stock at American Stock Transfer & Trust Company, LLC. Commencing on or shortly after the Distribution Date, the distribution agent will mail to you an account statement that indicates the number of whole shares of our Common Stock that have been registered in book-entry form in your name. We expect it will take the distribution agent up to two weeks after the Distribution Date to complete the distribution of the shares of our Common Stock and mail statements of holding to all registered stockholders.

•
“Street name” or beneficial stockholders. If you own your shares of ACG common stock beneficially through a bank, broker or other nominee, the bank, broker or other nominee holds the shares in “street name” and records your ownership on its books. If you own your shares of ACG common stock through a bank, broker or other nominee, your bank, broker or other nominee will credit your account with the whole shares of our Common Stock that you receive in the Distribution on or shortly after the Distribution Date. We encourage you to contact your bank, broker or other nominee if you have any questions concerning the mechanics of having shares held in “street name.”

We will not issue any physical stock certificates to any stockholders, even if requested.
If you sell any of your shares of ACG common stock on or before the Distribution Date, the buyer of those shares may in some circumstances be entitled to receive the shares of our Common Stock to be distributed in respect of the shares of ACG common stock you sold. See “The Spin-Off—Trading Prior to the Distribution Date” for more information.
We are not asking ACG stockholders to take any action in connection with the Spin-Off. No approval of the holders of ACG common stock is required for the Spin-Off. We are not asking you for a proxy and request that you not send us a proxy. We are also not asking you to make any payment or surrender or exchange any of your shares of ACG common stock for shares of our Common Stock. The number of outstanding shares of ACG common stock will not change as a result of the Spin-Off.
Number of Shares You Will Receive
The number of shares of our Common Stock to be distributed for each share of ACG common stock to be distributed in connection with the Distribution is determined by the ratio of the number of outstanding shares of ACG common stock, 22,365,470, to the number of shares of our Common Stock to be distributed by ACG, 500,000. The resulting ratio is 44.731:1. As a result, holders of ACG common stock will receive on the Distribution Date a 0.022356 share of our Common Stock for each share of ACG common stock they hold on the Record Date.

For purposes of demonstration, the table below shows the numbers of shares to which a holder of ACG common stock is entitled to receive at various level of ownership of ACG common stock.
Number of Shares of ACG Common Stock held by Holder	Number of Shares of our Common Stock to be Distributed to Holder*
1	—
50	1
100	2
500	11
1,000	22
5,000	111
10,000	223
*	Reflects the elimination of fractional shares to be cashed out in connection with the Distribution.
Based on the closing price of $10.00 per share reported by OTC Pink®’s quotation service on July 30, 2020, the total value of the shares of our Common Stock to be distributed in connection with the Distribution will equal $5,000,000 (excluding value associated with shares of fractional shares to be cashed out in connection with the Distribution).
Treatment of Fractional Shares
The distribution agent will not distribute any fractional shares of our Common Stock in connection with the Spin-Off. Instead, the distribution agent will aggregate all fractional shares into whole shares and sell the whole shares in the open market at prevailing market prices on behalf of stockholders entitled to receive a fractional share. Due to the lack of an established market and the concentration of ownership by affiliates, the cash proceeds generated from the open market sales may reflect a liquidity discount and correspondingly reduce the amounts to be received by the holders who are not entitled to receive fractional shares. See “Risk factors—Risks Relating to the Spin-Off.” The distribution agent will then distribute the aggregate cash proceeds of the sales, net of brokerage fees and other costs, pro rata to these holders (net of any required withholding for taxes applicable to each holder). We anticipate that the distribution agent will make these sales within three trading days following the Distribution Date. We do not expect any of our affiliates to participate in any open market trading in our Common Stock during the period of sales by the distribution agent and our affiliates will not otherwise purchase any shares from the distribution agent.
The distribution agent will send to each registered holder of ACG common stock entitled to a fractional share a check in the cash amount deliverable in lieu of that holder’s fractional share as soon as practicable following the Distribution Date. We expect the distribution agent to take up to two weeks after the Distribution Date to complete the distribution of cash in lieu of fractional shares to ACG stockholders. If you hold your shares through a bank, broker or other nominee, your bank, broker or nominee will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales.
No interest will be paid on any cash you receive in lieu of a fractional share. The cash you receive in lieu of a fractional share will generally be taxable to you for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences of the Spin-Off” for more information.
Results of the Spin-Off
After the Spin-Off, we will remain a publicly-traded company, and ACG will have no continuing stock ownership interest in or possess control over us. Immediately following the Spin-Off, we expect to have approximately 1,000 holders of shares of our Common Stock, based on the number of ACG stockholders and shares of ACG common stock outstanding on July 30, 2020. The actual number of holders of shares of our Common Stock will depend on the actual number of holders of shares of ACG common stock outstanding on the Record Date. The Spin-Off will not affect the number of outstanding shares of ACG common stock or any rights of ACG stockholders, although it is possible that the trading price of shares of ACG common stock immediately following the Distribution may be lower than immediately prior to the Distribution because the trading price of ACG common stock will no longer reflect the value of ACG’s ownership stake in the Company. Nevertheless, we do not expect the trading price of shares of ACG common stock immediately following the Spin-Off to be materially lower than immediately prior to the Spin-Off because the value of Morgan Group Holding Co. and our subsidiary reflects an immaterial amount of ACG’s assets. However, until the market has fully analyzed the value of ACG without the Company, the trading price of shares of ACG common stock may fluctuate.
Listing and Trading of our Common Stock
Our Common Stock is not listed on any securities exchange and currently trades in the over-the-counter market where quotations are available through OTC Pink®’s quotation service under the symbol “MGHL.”
Neither we nor ACG can assure you as to the trading price of ACG common stock or our Common Stock after the Spin-Off, or as to whether the combined trading prices of our Common Stock and the ACG common stock after the Spin-Off will be less than, equal to or greater than the trading prices of ACG common stock prior to the Spin-Off. The trading price of our Common Stock may fluctuate following the Spin-Off. See “Risk Factors—Risks Relating to the Spin-Off” for more detail.
The shares of our Common Stock distributed to ACG stockholders will be freely transferable, except for shares received by individuals who are considered an “affiliate” of ours under Rule 144 under the Securities Act. Individuals who may be considered our affiliates after the Spin-Off include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals include some or all of our directors and executive officers and Mario J. Gabelli. Individuals who are our affiliates will be permitted to sell their shares of our Common Stock only pursuant to an effective registration statement under the Securities Act, or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 thereunder.
Trading Prior to the Distribution Date
Our outstanding Common Stock will continue trading in the “regular way” market following the announcement of the Record Date and the Distribution Date. ACG common stock will also continue trading in the “regular-way” market on the NYSE with an entitlement for the purchaser to receive shares of our Common Stock to be distributed in the Distribution if purchased prior to the ex-dividend date, which is expected to be one business day prior to the Record Date. If you are the holder of record of shares of ACG common stock at the close of business on the Record Date, or you purchase shares of ACG common stock no later than the close of business prior to the ex-dividend date, you will be entitled to receive shares of our Common Stock in the Distribution.
Conditions to the Spin-Off
We expect that the separation will be effective on the Distribution Date, provided that the following conditions shall have been satisfied or waived by ACG:
•	the ACG Board shall have authorized and approved the Distribution and not withdrawn such authorization and approval, and shall have declared the dividend of our Common Stock to ACG stockholders;
•
the SEC shall have declared effective our Registration Statement on Form S-1, of which this Prospectus is a part, under the Securities Act, and no stop order suspending the effectiveness of our Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

•
no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution shall be in effect, and no other event outside the control of ACG shall have occurred or failed to occur that prevents the consummation of the Distribution;

•
no other events or developments shall have occurred prior to the Distribution Date that, in the judgment of the ACG Board, would result in the Spin-Off having a material adverse effect on ACG or its stockholders; and

•	ACG shall have received a certificate signed by our Chief Financial Officer, dated as of the Distribution Date, certifying the satisfaction of certain conditions.
ACG shall, in its sole and absolute discretion, determine the Record Date, the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition and notwithstanding anything to the contrary set forth in this Prospectus, ACG may at any time and from time to time until the Distribution decide to abandon the Distribution including by accelerating or delaying the timing of the consummation of all or part of the Distribution or modifying or changing the terms of the Distribution if, at any time, the ACG Board determines, in its sole and absolute discretion, that the Distribution is not in the best interests of ACG or its stockholders or is otherwise not advisable.
Reasons for Furnishing this Prospectus
We are furnishing this Prospectus solely to provide information to ACG’s stockholders who will receive shares of our Common Stock in the Distribution. You should not construe this Prospectus as an inducement or encouragement to buy, hold or sell any of our securities or any securities of ACG. We believe that the information contained in this Prospectus is accurate as of the date set forth on the cover. Changes to the information contained in this Prospectus may occur after that date, and neither we nor ACG undertakes any obligation to update the information except in the normal course of our and ACG’s public disclosure obligations and practices and except as required by applicable law.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF
Consequences to U.S. Holders of ACG Common Stock
The following is a summary of the material U.S. federal income tax consequences to holders of ACG common stock in connection with the Distribution. This summary is based on the Code, the Treasury Regulations promulgated under the Code and judicial and administrative interpretations of those laws, in each case as in effect and available as of the date of this Prospectus and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below.
This summary is limited to holders of ACG common stock that are U.S. Holders, as defined immediately below, that hold their ACG common stock as a capital asset. A “U.S. Holder” is a beneficial owner of ACG common stock that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or a resident of the United States;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or, in the case of a trust that was treated as a domestic trust under law in effect before 1997, a valid election is in place under applicable Treasury Regulations.

This summary does not discuss all tax considerations that may be relevant to stockholders in light of their particular circumstances, nor does it address the consequences to stockholders subject to special treatment under the U.S. federal income tax laws, such as:
•	dealers or traders in securities or currencies;
•	tax-exempt entities;
•	banks, financial institutions or insurance companies;
•	real estate investment trusts, regulated investment companies or grantor trusts;
•	persons who acquired ACG common stock pursuant to the exercise of employee stock options or otherwise as compensation;
•	stockholders who own, or are deemed to own, 10% or more, by voting power or value, of ACG equity;
•	stockholders owning ACG common stock as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for U.S. federal income tax purposes;
•	certain former citizens or long-term residents of the United States or green card holders;
•	stockholders who are subject to the alternative minimum tax; or
•	persons who own ACG common stock through partnerships, certain trusts or other pass-through entities.
This summary does not address any U.S. state, local or non-U.S. tax consequences or any estate, gift or other non-income tax consequences.
If a partnership, or any other entity treated as a partnership for U.S. federal income tax purposes, holds ACG common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to its tax consequences.
YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE DISTRIBUTION.

General
Subject to the qualifications and limitations set forth herein (including the discussion below relating to the receipt of cash in lieu of fractional shares), the Company and ACG expect that the consequences of the Spin-Off for U.S. federal income tax purposes will be:
•	no gain or loss will be recognized by, or be includible in the income of, a U.S. Holder as a result of the Distribution, except with respect to any cash received in lieu of fractional shares;
•
the aggregate tax basis of the ACG common stock and our Common Stock held by each U.S. Holder immediately after the Distribution will be the same as the aggregate tax basis of the ACG common stock held by the U.S. Holder immediately before the Distribution, allocated between the ACG common stock and our Common Stock in proportion to their relative fair market values on the date of the Distribution (subject to reduction upon the deemed sale of any fractional shares); and

•
the holding period of our Common Stock received by each U.S. Holder will include the holding period of their ACG common stock, provided that such ACG common stock is held as a capital asset on the date of the Distribution.

U.S. Holders that have acquired different blocks of ACG common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted tax basis among, and the holding period of, shares of our Common Stock distributed with respect to such blocks of ACG common stock.
If a U.S. Holder receives cash in lieu of a fractional share of Common Stock as part of the Distribution, the U.S. Holder will be treated as though it first received a distribution of the fractional share in the Distribution and then sold it for the amount of cash actually received. Provided the fractional share is considered to be held as a capital asset on the date of the Distribution, the U.S. Holder will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and the U.S. Holder’s tax basis in that fractional share, as determined above. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the ACG common stock is more than one year on the date of the Distribution.
The positions above do not address any U.S. state or local or foreign tax consequences of the Distribution and assume that the Distribution will be completed in a manner and under circumstances consistent with the description of the Distribution contained in this Prospectus.
If the Distribution were determined not to qualify for non-recognition of gain and loss, the above consequences would not apply and U.S. Holders could be subject to tax. In this case, each U.S. Holder who receives our Common Stock in the Distribution would generally be treated as receiving a distribution in an amount equal to the fair market value of our Common Stock received, which would generally result in:
•	a taxable dividend to the U.S. Holder to the extent of that U.S. Holder’s pro rata share of ACG’s current and accumulated earnings and profits;
•	a reduction in the U.S. Holder’s basis (but not below zero) in ACG common stock to the extent the amount received exceeds the stockholder’s share of ACG’s earnings and profits; and
•
a taxable gain from the exchange of ACG common stock to the extent the amount received exceeds the sum of the U.S. Holder’s share of ACG’s earnings and profits and the U.S. Holder’s basis in its ACG common stock.

Backup Withholding and Information Statement
Payments of cash in lieu of a fractional share of our Common Stock may, under certain circumstances, be subject to federal “backup withholding” at the current rate of 24% unless a U.S. Holder provides proof of an applicable exemption from backup withholding or a correct taxpayer identification number, and otherwise complies with the requirements of the backup withholding rules. Corporations are generally exempt from backup withholding, but may be required to provide a certification to establish their entitlement to the exemption. Backup withholding is not an additional tax, and all or a portion of the amount withheld may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability if the required information is timely provided to the IRS.

Treasury Regulations require each ACG stockholder that, immediately before the Spin-Off, owned 5% or more (by vote or value) of the total outstanding stock of ACG to attach to such stockholder’s U.S. federal income tax return for the year in which the Spin-Off occurs a statement setting forth certain information related to the Spin-Off.
U.S Federal Income Tax Consequences to ACG
The following is a summary of the material U.S. federal income tax consequences to ACG in connection with the Spin-Off that may be relevant to holders of ACG common stock.
ACG expects that the Spin-Off should qualify for non-recognition of gain and loss under Section 355 of the Code for U.S. federal income tax purposes. This conclusion is subject to the same qualifications and limitations as are set forth above in relation to the tax consequences of the Spin-Off to U.S. Holders.
If the Spin-Off were determined not to qualify for non-recognition of gain and loss under Section 355 of the Code, then ACG would recognize gain in an amount up to the fair market value of our Common Stock held by it immediately before the Spin-Off.

USE OF PROCEEDS
We will not receive any proceeds from the Distribution of our Common Stock in the Spin-Off.
DETERMINATION OF OFFERING PRICE
No consideration will be paid for the shares of our Common Stock distributed in the Spin-Off.
DIVIDEND POLICY
We do not intend, following the Spin-Off, to pay cash dividends on our Common Stock in the foreseeable future. We expect to retain future earnings, if any, for reinvestment in our business. Any credit agreements which we may enter into may restrict our ability to pay dividends. The payment of dividends in the future will be subject to the discretion of our Board and will depend, among other things, on our financial condition, results of operations, cash requirements, future prospects and any other factors our Board deems relevant. There can be no assurance that a payment of a dividend will occur in the future.
CAPITALIZATION
The following table sets forth our cash and capitalization as of March 31, 2020. The following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the notes thereto included elsewhere in this Prospectus.
(In thousands)	As of March 31, 2020 Actual
Cash and cash equivalents	$5,668
Stockholder equity:
Common Stock, $0.01 par value, 100,000,000 shares authorized and 600,090 shares issued	6
Additional paid-in capital	53,886
Accumulated deficit	(48,137)
Total equity	5,755
Total liabilities and equity	$6,926
Total capitalization	$6,926

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited and unaudited financial statements and related notes, respectively, beginning on page F-1 below of this Prospectus. Some of the information contained in this discussion and analysis constitutes forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this Prospectus, particularly under the section titled “Cautionary Statement Concerning Forward-Looking Statements.”
Introduction
Through G.research, we act as an underwriter and provide institutional research services. Institutional research services revenues consist of brokerage commissions derived from securities transactions executed on an agency basis or direct payments from institutional clients as well as underwriting profits, selling concessions and management fees associated with underwriting activities. Commission revenues vary directly with the perceived value of the research provided, as well as account activity and new account generation.
In light of the dynamics created by COVID-19, its impact on the global supply chain and economy, including government imposed restrictions on travel and the temporary closure of businesses deemed non-essential across the United States, we anticipate lower transaction volumes from our institutional clients. As a result of this pandemic, the majority of our employees are working remotely, including our order execution services. However, there has been no material impact of remote work arrangements on our operations, including our financial reporting systems, internal control over financial reporting, and disclosure controls and procedures, and there has been no material challenge in implementing our business continuity plan. The sponsored conferences are taking place as planned using virtual service providers. While at the present time, the Company is unable to estimate the potential impact of COVID-19 on its financial condition, a significant prolonged disruption in the financial markets leading to materially lower trading activity of the Company's clients would have a material adverse effect on the Company's revenue, operating results and financial position. Any potential impact to our results of operations and financial condition will depend to a large extent on future developments and new information that could emerge regarding the duration and severity of COVID-19 and the actions taken by authorities and other entities to contain COVID-19 or treat its impact, all of which are beyond our control. We will continue to monitor the virus' impact on our customers, clients, and financial results.
Results of Operations for the Three Months Ended March 31, 2020 as Compared to the Three Months Ended March 31, 2019
The following table (in thousands, except per share data) and discussion of our results of operations are based upon data derived from the Condensed Consolidated Statements of Income contained in our condensed consolidated financial statements and should be read in conjunction with those statements included in Part I, Item 1 of the Company’s Form 10-Q for the period ended March 31, 2020:
	Three Months Ended March 31,
	2020	2019
Revenues
Commissions	$1,039	$1,535
Fees earned from affiliated entities pursuant to research services agreements	—	378
Principal transactions	(1)	(0)
Dividends and interest	36	64
Underwriting fees	30	—
Sales manager fees	335	—
Other revenues	3	6
Total revenues	1,443	1,982
Expenses
Compensation and related costs	1,143	2,479
Clearing charges	303	290
General and administrative	311	325
Occupancy and equipment	104	196

	Three Months Ended March 31,
	2020	2019
Total expenses	1,862	3,290
Loss before income tax benefit	(419)	(1,308)
Income tax benefit	(137)	(267)
Net loss	$(282)	$(1,041)
Net loss per share
Basic and diluted	$(0.47)	$(1.90)
Revenues
Institutional research service revenues were $1.4 million for three months ended March 31, 2020, $0.5 million, or 26.6%, lower than total revenues of $2.0 million for the three months ended March 31, 2019. Institutional research services revenues by revenue component, excluding principal transactions and dividends and interest, were as follows (dollars in thousands):
	Three Months Ended March 31,		Increase (Decrease)
	2020	2019	$	%
Commissions	$937	$1,426	$(489)	-34.3%
Hard dollar payments	102	109	(7)	-6.4%
	1,039	1,535	(496)	-32.3%
Research services	—	378	(378)	-100.0%
Underwriting fees	30	—	30	n/a
Sales manager fees	335	—	335	n/a
Total	$1,404	$1,913	$(509)	-26.6%
Commissions and hard dollar payments in the 2020 period were $1.0 million, a $0.5 million, or 32.3%, decrease from $1.5 million in the 2019 period. The decrease was primarily due to lower brokerage commissions from fewer securities transactions executed on an agency basis. For the three months ended March 31, 2020 and 2019, respectively, G.research earned $0.7 million and $1.1 million, or approximately 62% and 74%, of its commission revenue from transactions executed on behalf of funds advised by Gabelli Funds, LLC (“Gabelli Funds”) and clients advised by GAMCO Asset Management Inc. (“GAMCO Asset”).
The agreements between G.research and Gabelli Funds and GAMCO Asset to provide institutional research services were terminated effective January 1, 2020. Amounts earned for the three months ended March 31, 2019 were $0.4 million.
The Company participated as agent in the secondary offerings of the GAMCO Global Gold, Natural Resources & Income Trust (“GGN”). Pursuant to sales agreements between the parties, the Company earned sales manager fees related to this offering of $0.3 million and $0 for the three months ended March 31, 2020 and 2019, respectively.
Principal Transactions
During the three months ended March 31, 2020 and 2019, net losses from principal transactions were negligible.
Interest and dividend income declined $0.03 million to $0.03 million in 2020 from $0.06 million in 2019 primarily due to lower cash and cash equivalents balances.
Expenses
Total expenses were $1.9 million for the three months ended March 31, 2020, a decrease of $1.4 million, or 43.4%, from $3.3 million in the 2019 period. The decrease results primarily from lower compensation costs and a reduction of expenses across all categories.
Compensation costs, which includes salaries, bonuses, and benefits, were $1.1 million for the three months ended March 31, 2020, a decrease of $1.4 million from $2.5 million for the three months ended March 31, 2019 and was due to headcount reductions.

Income Tax Benefit
We recorded income tax benefits of $0.1 million and $0.3 million for the three months ended March 31, 2020 and 2019, respectively. The ETR was 32.6% and 20.4% for the periods ended March 31, 2020 and 2019, respectively.
Net Loss
Net loss for the three months ended March 31, 2020 was $0.3 million versus $1.0 million for the three months ended March 31, 2019.
Results of Operations for the Year Ended December 31, 2019 as Compared to the Year Ended December 31, 2018
Revenues
Institutional research service revenues were $9 million for the year ended December 31, 2019, $0.7 million, or 8.9%, higher than total revenues of $8.3 million for the year ended December 31, 2018. Institutional research services revenues by revenue component, excluding principal transactions, were as follows (dollars in thousands):
	Year Ended December 31,		Increase (Decrease)
	2019	2018	$	%
Commissions	$5,903	$5,349	$554	10.4%
Hard dollar payments	473	805	(332)	-41.2%
	6,376	6,154	222	3.6%
Research services	1,503	2,030	(527)	-26.0%
Underwriting fees	431	103	328	318.4%
Sales manager fees	733	16	717	4481.3%
Total	$9,043	$8,303	$740	8.9%
Commissions and hard dollar payments in the 2019 period were $6.4 million, a $0.2 million or 3.6% increase from $6.2 million. The increase was primarily due to higher brokerage commissions from securities transactions executed on an agency basis. For the years ended December 31, 2019 and 2018, respectively, G.research earned $4.9 million and $3.8 million, or approximately 76% and 62%, of its commission revenue from transactions executed on behalf of funds advised by Gabelli Funds and clients advised by GAMCO Asset.
A significant portion of G.research institutional research services are provided to GAMCO and its affiliates pursuant to research services agreements. Research services were $1.5 million in 2019 representing a decline of $0.5 million or 26% from 2018 due to amended lower fees to reflect the reduced research staff. The agreements between G.research and GAMCO and its affiliates to provide institutional research services were terminated effective January 1, 2020. Underwriting fees increased $0.3 million during 2019 over the prior year amount.
The Company participated as agent in the secondary offerings of the GAMCO Global Gold, Natural Resources & Income Trust (“GGN”). Pursuant to sales agreements between the parties, the Company earned sales manager fees related to this offering of $729,893 and $15,616 during 2019 and 2018, respectively.
Principal Transactions
During 2019, net losses from principal transactions were negligible. For the year ended December 31, 2018, net losses from principal transactions were $22.3 million due to mark-to-market changes in the value of securities and other investments that were held but were sold before year-end 2018.
Interest and dividend income declined $1.7 million to $0.2 million in 2019 from $1.9 million in 2018 primarily due to the GAMCO stock and other investments no longer held in 2019. In December 2018 these investments were distributed to the parent as a return of capital.
Expenses
Total expenses were $11.7 million during 2019, a decrease of $2.6 million, or 18.2%, from $14.3 million in the 2018 period. The decrease results primarily from lower compensation costs and a reduction of expenses across all categories.

Compensation costs, which includes salaries, bonuses and benefits, were $8.4 million for the year ended December 31, 2019, a decrease of $2.5 million from $10.9 million for the year ended December 31, 2018 and is due to headcount reductions related to the cessation of research services and the streamlining of operations.
Income Tax Benefit
We recorded income tax benefits of $0.5 million and $6.1 million for the years ended December 31, 2019 and 2018, respectively. The effective tax rate (“ETR”) was 20.9% and 23.1% for the periods ended December 31, 2019 and 2018, respectively.
Net Loss
Net loss for the year ended December 31, 2019 was $1.9 million versus $20.3 million for the year ended December 31, 2018. In 2018, the loss was due to large principal transactions that did not occur in 2019.
Liquidity and Capital Resources
Our principal assets are highly liquid in nature and consist of cash and cash equivalents, comprised primarily of a 100% U.S. Treasury money market fund, The Gabelli U.S. Treasury Money Market Fund, advised by Gabelli Funds, LLC, which is an affiliate of the Company.
Summary cash flow data for the first three months of 2020 and 2019 was as follows (in thousands):
	Three Months Ended March 31,
	2020	2019
Cash flows provided by (used in):
Operating activities	$(918)	$(1,824)
Net decrease in cash and cash equivalents	(918)	(1,824)
Cash and cash equivalents at beginning of period	6,587	11,331
Cash and cash equivalents at end of period	$5,669	$9,507
Net cash used by operating activities was $0.9 million for the three months ended March 31, 2020, resulting from a net loss of $0.3 million and net decrease in operating liabilities of $0.9 million offset by an increase in operating assets of $0.4. Net cash used by operating activities was $1.8 million for the three months ended March 31, 2019, primarily as a result of a net loss of $1.0 million and a decrease in operating liabilities of $0.8 million.
Summary cash flow data for the fiscal year ended December 31, 2019 and 2018 is as follows (in thousands):
	Year Ended December 31,
	2019	2018
Cash flows provided by (used in):
Operating activities	$(2,369)	$(247)
Investing activities	—	(60)
Financing activities	(2,374)	180
Net (decrease) in cash and cash equivalents	(4,743)	(127)
Cash and cash equivalents and restricted cash at beginning of year	11,531	11,658
Cash and cash equivalents and restricted cash at end of year	6,788	11,531
Net cash used by operating activities was $2.4 million for the year ended December 31, 2019, resulting from a net loss of $1.9 million and net decrease in operating assets of $0.5 million. Net cash used by operating activities was $0.2 million for the year ended December 31, 2018, resulting from a net loss of $20.3 million offset by decreases in securities owned of $23.8 million, an increase in other non-cash amounts of $4.7 million and a net increase of operating assets of $0.9 million.

Financing activities included stock issuances of $0.515 million and $0.180 million, for December 31, 2019 and 2018, respectively. During 2019, other financing activities included a return of capital of $3.3 million and contributions of $0.41 million. In 2018, there were no other financing activities.
G.research is registered as broker-dealer with the SEC and is subject to regulation by FINRA and various states. In its capacity as a broker-dealer, G.research is required to maintain certain minimum net capital amounts. These requirements also provide that equity capital may not be withdrawn, advances to affiliates may not be made or cash dividends paid if certain minimum net capital requirements are not met. G.research’s net capital, as defined, met or exceeded all minimum requirements as of December 31, 2019. As a registered broker-dealer, G.research is also subject to periodic examination by FINRA, the SEC and the state regulatory authorities.
As a registered broker-dealer, G.research is subject to the SEC Uniform Net Capital Rule 15c3-1 (the “Rule”), which specifies, among other requirements, minimum net capital requirements for registered broker-dealers. G.research computes its net capital under the alternative method as permitted by the Rule, which requires that minimum net capital be the greater of $250,000 or 2% of the aggregate debit items in the reserve formula for those broker-dealers subject to Rule 15c3-3. G.research is exempt from Rule 15c3-3 pursuant to paragraph (k)(2)(ii) of that rule which exempts all customer transactions cleared through another broker-dealer on a fully disclosed basis. In addition, our assets at the clearing broker-dealer are treated as allowable assets for net capital purposes as we have in place PAIB agreements pursuant to Rule 15c3-3. These requirements also provide that equity capital may not be withdrawn, advances to affiliates may not be made or cash dividends paid if certain minimum net capital requirements are not met. G.research had net capital, as defined, of $4,618,033 and $9,093,349, exceeding the required amount of $250,000 by $4,368,033 and $8,843,349 at December 31, 2019 and 2018, respectively. Net capital at March 31, 2020 was $4,347,017, exceeding the required amount of $250,000 by $4,097,017.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements.
Critical Accounting Policies
In the ordinary course of business, we make a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”). We base our estimates on historical experience, when available, and on other various assumptions that are believed to be reasonable under the circumstances. Actual results could differ significantly from those estimates under different assumptions and conditions.
We believe that the following critical accounting policies require management to exercise significant judgment:
Revenue Recognition
The Company provides institutional research services and earns brokerage commissions and sales manager fees from securities transactions executed on an agency basis on behalf of institutional clients and mutual funds, private wealth management clients and retail customers of affiliated companies. Commission revenue and related clearing charges are recorded on a trade-date basis and are included in institutional research services and other operating expenses, respectively, on the consolidated statements of income.
The Company has also been involved in syndicated underwriting activities that included public equity and debt offerings managed by major investment banks. Underwriting fees include gains, losses, selling concessions and fees, net of syndicate expenses, arising from securities offerings in which the Company acts as underwriter or agent and are accrued as earned.
See Note C, Revenue from Contracts with Customers, in the consolidated financial statements.
Securities Owned, at Fair Value
Securities owned, at fair value, including common stocks, closed-end funds and mutual funds, are recorded at fair value with the resulting realized and unrealized gains and losses reflected in principal transactions in the

Statements of Operations. Realized gains and losses from securities transactions are recorded on the identified cost basis. All securities transactions and transaction costs are recorded on a trade date basis. Dividends are recorded on the ex-dividend date. Interest income and interest expense are accrued as earned or incurred.
Allocated Expenses
The Company is charged or incurs certain overhead expenses that are included in general and administrative and occupancy and equipment expenses in the Consolidated Statements of Operations. These overhead expenses are allocated to the Company by ACG and other ACG affiliates or allocated by the Company to other ACG affiliates as the expenses are incurred, based upon methodologies periodically reviewed by the management of the Company and the ACG affiliates. In addition, GCIA, a wholly owned subsidiary of ACG, and GAMCO serve as paymasters for the Company under compensation payment sharing agreements. This includes compensation expense and related payroll taxes and benefits which are allocated to the Company for professional staff performing duties related entirely to the Company and those compensation expenses and related payroll taxes and benefits which relate to professional staff who serve more than one entity and whose compensation is therefore allocated to the Company as well as to its affiliates. These compensation expenses are included in compensation and related costs in the Consolidated Statements of Operations.
Income Taxes
Deferred tax assets and liabilities are recorded for temporary differences between the tax basis of assets and liabilities and the reported amounts on the consolidated financial statements using the statutory tax rates in effect for the year when the reported amount of the asset or liability is expected to be recovered or settled, respectively. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying values of deferred tax assets to the amount that is more likely than not to be realized. For each tax position taken or expected to be taken in a tax return, the Company determines whether it is more likely than not that the position will be sustained upon examination based on the technical merits of the position, including resolution of any related appeals or litigation. A tax position that meets the more likely than not recognition threshold is measured to determine the amount of benefit to recognize. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. The Company recognizes the accrual of interest on uncertain tax positions and penalties in the income tax provision on the consolidated statements of income.
See Note B, Significant Accounting Policies – Income Taxes and G. Income Taxes, in the consolidated financial statements.
Recent Accounting Developments
See Note B, Significant Accounting Policies – Recent Accounting Developments, in the consolidated financial statements.
Seasonality and Inflation
We do not believe that our operations are subject to significant seasonal fluctuations. We do not believe inflation will significantly affect our compensation costs, as they are substantially variable in nature. The rate of inflation may affect certain other expenses, however, such as information technology and occupancy costs.

BUSINESS
Our Mission
The Company was incorporated in November 2001 as a holding company, and, prior to the acquisition, we had nominal assets and no liabilities and did not conduct operations other than to pursue business combination opportunities. Following the acquisition on October 31, 2019, we wholly own and operate G.research, an institutional research and securities brokerage business.
G.research is a broker-dealer registered under the Exchange Act and regulated by FINRA. Through G.research, we act as an underwriter and provide institutional research services. Our primary source of revenue is our institutional research and securities brokerage services including acting as an underwriter.
As noted below, a significant portion of our institutional research services and underwriting revenues are from GAMCO and its affiliates. We can provide no assurance that GAMCO and its affiliates will continue use our institutional research and underwriting services in the future to the same extent as they have historically or at all.
Merger with G.research
On October 31, 2019, the Company issued 500,000 shares of our Common Stock in exchange for 100% of ACG’s indirect interest in G.research. This was accomplished through a reverse subsidiary merger. Immediately prior to the closing of the acquisition, 51,500 shares of our Common Stock were issued in a private placement to management including the president of the Company. After giving effect to these transactions, the Company is currently controlled by ACG by virtue of ACG’s 83.3% ownership interest in the Company. The Company’s financial results are consolidated in the financial results of ACG.
At the time of the acquisition, the Company and ACG were under common control. Therefore, the acquisition was treated as a combination between entities under common control that led to a change in the reporting entity. The recognized assets and liabilities were transferred at their carrying values at the date of the transaction. For prior year comparative information, the companies have been combined retrospectively.
Institutional Research Services
G.research’s revenues are derived primarily from institutional research services, underwriting fees (primarily for the Company) and selling concessions. We publish research on approximately 100 companies globally with an emphasis on small and mid-cap investment. We operate an institutional sales trading desk which facilitates security transactions on behalf of our clients. Our industry-focused research analysts follow sectors based on our core competencies. Analysts are generally assigned to industry sectors. Our research focus includes: Basic Materials – Specialty Chemicals; Business Services; Financials – Community Banks; Healthcare – Animal Health, Biotech & Pharma; Biotech; Industrials – Diversified Industrials, Transports & Metals; Industrials & Internet; Media – Entertainment; and Media. The primary function of the research team is to gather data, array the data, and then project and interpret data from which investment decisions can be made.
Analysts publish their insights in the form of research reports and daily notes. In addition, G.research sponsors conferences which bring together industry leaders and institutional investors. The objective of institutional research services is to provide superior investment ideas to investment decision makers. The firm publishes daily research notes and full reports utilizing its proprietary Private Market Value with a Catalyst™ methodology. G.research’s approach to fundamental analysis focuses on a company’s free cash flow, earnings per share, and private market value, taking into account on and off balance sheet assets and liabilities.
G.research generates revenues via direct fees and commissions on securities transactions executed on an agency basis on behalf of clients. Clients include institutional investors (e.g., hedge funds and asset managers) as well as affiliated mutual funds and managed accounts. Institutional research services revenues totaled $9.0 million and $8.3 million for the years ended December 31, 2019 and 2018, respectively, and $1,404,256 and $1,912,745 for the three months ended March 31, 2020 and 2019, respectively. G.research has access to five of the top algorithmic platforms, all of which include direct market access via smart routing, and utilize four separate floor brokers on the NYSE. The firm has crossing capabilities for illiquid stocks and offers Financial Information eXchange protocol connections through various vendors and can access various trading communication platforms such as Bloomberg.

A significant portion of G.research institutional research services are provided to GAMCO and its affiliates. For the years ended December 31, 2019 and 2018, respectively, G.research earned $4.9 million and $3.8 million, or approximately 76% and 62%, of its commission revenue from transactions executed on behalf of funds advised by Gabelli Funds and clients advised by GAMCO Asset Management Inc. (“GAMCO Asset”). For the three months ended March 31, 2020 and 2019, G.research earned $0.7 million and $1.1 million, or approximately 67% and 74% respectively, of such commission revenue. For the years ending December 31, 2019 and December 31, 2018, GAMCO Asset paid $0.8 million and $1.0 million and Gabelli Funds paid $0.7 million and $1.0 million to G.research pursuant to research service agreements. These agreements were terminated on January 1, 2020 and compensation from Gabelli Funds and GAMCO Asset and costs related to servicing these arrangements are expected to decrease. We can provide no assurance that GAMCO and its affiliates will continue to use G.research’s institutional research and brokerage services to the same extent in the future. G.research continues to pursue expansion of third party and affiliated activities.
Underwriting
During 2019, G.research participated as Sales Manager in the at market offerings of The GAMCO Global Gold, Natural Resources & Income Trust and acted as Dealer Manager for The Gabelli Dividend and Income Rights Offering. During 2018, G.research participated as Sales Manager in the at market offerings of The GAMCO Global Gold, Natural Resources & Income Trust and acted as Dealer Manager for The Gabelli Equity Trust Rights Offering, the Gabelli Multimedia Trust Rights Offering, the Gabelli Healthcare & Wellness Trust Rights Offering, and acted as co-manager in The Gabelli Health & Wellness Trust 5.875% series B Cumulative Preferred Stock Offering. For the year ended December 31, 2019, G.research earned $733,422 for these roles. For the year ended December 31, 2018, G.research earned $16,000 for these roles.
Business Strategy
Our strategy is to continue to operate and expand our institutional research and securities brokerage business through the coverage of additional market sectors and companies. In order to achieve performance and growth in revenues and profitability, we are pursuing a strategy which includes the following key elements:
Attracting and Retaining Experienced Professionals
We offer significant variable compensation that provides opportunities to our staff. Our ability to attract and retain highly experienced investment and other professionals with a long-term commitment to us and our clients has been, and will continue to be, a significant factor in our long term growth.
Leveraging our Fundamental Research Methodology
Our fundamental (event driven value investing) methodology marketed under our licensed “Private Market Value with a Catalyst™” service mark will remain an important element of our business operations. This investment method is based on the investing principles articulated by Graham & Dodd in 1934, and has been further augmented by our founder Mario J. Gabelli. This method, however, will not necessarily be used in connection with all of our products.
Capitalizing on Acquisitions of Complementary Research Businesses
We intend to leverage our research and investment capabilities to selectively and opportunistically pursue acquisitions of complementary research businesses that will allow us to expand and diversify our research coverage.
Continuing Our Sponsorship of Industry Conferences
G.research co-sponsors industry conferences and management events throughout the year. At these conferences and events, senior management from leading companies share their thoughts on the industry, competition, regulation and the challenges and opportunities in their businesses with portfolio managers and securities analysts. These meetings are an important component of the research services provided to institutional clients. Specifically, in 2019, we hosted seven such meetings: our 43rd Annual Automotive Aftermarket

Symposium, 29th Annual Pump Valve & Water Systems Conference, 25th Annual Aerospace & Defense Conference, 11th Annual Entertainment & Broadcasting Conference, 5th Annual Waste & Environmental Sciences Conference, 10th Annual Specialty Chemicals Conference and our 13th Annual Omaha Research Trip.
Competition
The institutional research and brokerages services industry is intensively competitive and is expected to remain so. We face competition in all aspects of our business and in each of our investment strategies from other managers both in the United States and globally. We compete with other institutional research firms, insurance companies, brokerage firms, banks, and other financial institutions that offer services that have similar features and investment objectives. Many of these competitors are subsidiaries of large diversified financial companies and may have access to greater resources, including liquidity sources, not available to us. Historically, we have competed primarily on the basis of the superior service. However, we have taken steps to increase our outreach to the investment community, brand name awareness and marketing efforts. However, no assurance can be given that our efforts to obtain new business will be successful.
Regulation
Virtually all aspects of our business are subject to various federal, state and foreign laws and regulations. These laws and regulations are primarily intended to protect investors, the markets and customers of broker-dealers. Under such laws and regulations, agencies that regulate broker-dealers have broad powers, including the power to limit, restrict or prohibit such broker-dealer from carrying on its business in the event that it fails to comply with such laws and regulations. In such an event, the possible sanctions that may be imposed include civil and criminal liability, the suspension of individual employees, injunctions, limitations on engaging in certain lines of business for specified periods of time, revocation of registrations, censures and fines.
Broker-Dealer and Trading and Investment Regulation
G.research is registered as broker-dealer with the SEC and is subject to regulation by FINRA and various states. In its capacity as a broker-dealer, G.research is required to maintain certain minimum net capital amounts. These requirements also provide that equity capital may not be withdrawn, advances to affiliates may not be made or cash dividends paid if certain minimum net capital requirements are not met. G.research’s net capital, as defined, met or exceeded all minimum requirements as of December 31, 2019. As a registered broker-dealer, G.research is also subject to periodic examination by FINRA, the SEC and the state regulatory authorities.
Our trading and investment activities for client accounts are regulated under the Exchange Act, as well as the rules of various U.S. and non-U.S. securities exchanges and self-regulatory organizations, including laws governing trading on inside information, market manipulation and a broad number of technical requirements (e.g., short sale limits, volume limitations and reporting obligations) and market regulation policies in the United States and globally. Violation of any of these laws and regulations could result in restrictions on our activities and damage our reputation.
The institutional research and brokerage services industry is likely to continue facing a high level of regulatory scrutiny and become subject to additional rules designed to increase disclosure, tighten controls and reduce potential conflicts of interest. In addition, the SEC has substantially increased its use of focused inquiries which request information from broker dealers regarding particular practices or provisions of the securities laws. We participate in some of these inquiries in the normal course of our business. Changes in laws, regulations and administrative practices by regulatory authorities, and the associated compliance costs, have increased our cost structure and could in the future have a material adverse impact. Although we have installed procedures and utilize the services of experienced administrators, accountants and lawyers to assist us in adhering to regulatory guidelines and satisfying these requirements, and maintain insurance to protect ourselves in the case of client losses, there can be no assurance that the precautions and procedures that we have instituted and installed, or the insurance that we maintain to protect ourselves in case of client losses, will protect us from all potential liabilities.
The Patriot Act
The USA Patriot Act of 2001 contains anti-money laundering and financial transparency laws and mandates the implementation of various new regulations applicable to broker-dealers and other financial services companies, including standards for verifying client identification at account opening, and obligations to monitor client transactions and report suspicious activities. Anti-money laundering laws outside of the United States contain some similar provisions. Our failure to comply with these requirements could have a material adverse effect on us.
Legal Proceedings
We are currently not aware of any pending legal proceedings to which we are a party, nor are we aware of any such proceedings that are contemplated by any governmental authority. From time to time, we may be named in legal actions and proceedings. These actions may seek substantial or indeterminate compensatory as well as punitive damages or injunctive relief. We are also subject to governmental or regulatory examinations or investigations. Examinations or investigations can result in adverse judgments, settlements, fines, injunctions, restitutions or other relief. For any such matters, the Company’s financial statements include the necessary provisions for losses that we believe are probable and estimable. Furthermore, we evaluate whether there exist losses which may be reasonably possible and, if material, make the necessary disclosures. However, management believes such amounts, both those that are probable and those that are reasonably possible, are not material to the Company’s financial condition, results of operations, or cash flows at March 31, 2020.
Employees
The Company has two executive officers and 17 employees performing day-to-day functions. The Company is a subsidiary of ACG and can avail itself of the transition services agreement with GAMCO. None of our employees are covered by a collective bargaining agreement. We have not experienced any work stoppages, and we consider our relations with our employees to be good.
Real Estate Properties
Neither the Company nor G.research owns any properties. The Company is currently renting office space located at 401 Theodore Fremd Avenue in Rye, New York from ACG under ACG’s leasehold with GAMCO.
Status as a Smaller Reporting Company
Under the Exchange Act, we qualify as a “smaller reporting company,” which is defined as a company with either (a) public float of less than $250 million or (b) less than $100 million in annual revenues and (1) no public float or (2) public float of less than $700 million. As a smaller reporting company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “smaller reporting companies.” These exemptions include reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and two, instead of three, fiscal years of audited financial statements.
We may take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us as long as we qualify as a smaller reporting company, except that we have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 107(b) of the JOBS Act.

MANAGEMENT
Board of Directors Following the Spin-Off
Under Delaware law, the business and affairs of the Company is managed under the direction of our Board. Our certificate of incorporation and bylaws provide that the number of directors may be fixed by our Board from time to time. Members of the Board are elected and serve for one year terms or until their successors are elected qualify. The following sets forth information regarding individuals who are currently directors in office and are expected to continue to serve as directors after the Spin-Off (ages as of July 31, 2020):
Name	Age
Vincent M. Amabile, Jr.	42
Joseph L. Fernandez	58
Stephen J. Moore	55
The present principal occupation or employment and five-year employment history of each of our directors is set forth below:
Vincent M. Amabile, Jr. Mr. Amabile assumed the office of president upon consummation of the acquisition and is our principal executive officer. Mr. Amabile was appointed president of G.research during August 2019 and prior thereto he was employed as an institutional trader at G.research since 2003 and has been registered as a general securities principal of G.research since 2006. Prior to joining G.research, Mr. Amabile worked on the trading desk of Merrill Lynch, Pierce, Fenner & Smith Incorporated from June 2000 and December 2002. Mr. Amabile has served as a director of City College Fund, a non-profit fundraising organization established to benefit students and scholars at the City University of New York, since 2010. Mr. Amabile earned his B.S. from Fairfield University in 2000.
The Board believes that Mr. Amabile’s qualifications to serve on the Board include his two decades career as a trader and his long tenure with G.research, including his service as a general securities principal since 2006, which Board believes will give him unique insight into the brokerage operations of the Company after the acquisition.
Joseph L. Fernandez. Mr. Fernandez assumed the office of executive vice president–finance upon consummation of the acquisition and is our principal financial officer. He has served as the financial operations principal and controller of G.research since June 2019. From September 2018 to May 2019, Mr. Fernandez was employed as a registered representative of Templum Markets LLC. Prior to that time, he was an independent consultant. From July 2014 to September 2016, Mr. Fernandez served as a managing director of finance for BNY Capital Markets, LLC. Earlier in his career commencing in 2007, Mr. Fernandez was employed at various brokerage houses, including Morgan Stanley, after concluding his ten year tenure beginning in 1997 with ICAP plc as a controller for the firm’s various broker-dealers and Latin America operations. Mr. Fernandez earned his BBA from Pace University in 1986.
The Board believes that Mr. Fernandez’s qualifications to serve on the Board include his over thirty year career in the brokerage industry, including his service as a senior financial and accounting executive, most recently financial operations principal and controller of G.research, which the Board believes will bring deep understanding of the financial and accounting affairs of the Company.
Stephen J. Moore. Mr. Moore has served as vice president of finance at LICT Corporation, a publicly traded telecommunications and multimedia company, since April 2014. Prior thereto, Mr. Moore served as controller for North America for Poyry Management Consulting (USA) Inc., a private international consulting and engineering firm, from January 2008 until October 2013 and he was previously employed as controller for Dorian Drake International Inc., a private export management company, from June 1997 to December 2007. Mr. Moore earned his MBA from Long Island University in 2000.
The Board believes that Mr. Moore’s qualifications to serve on the Board include his over three decade career as an accounting and financial officer of public and private enterprises, which Board believes will bring independent accounting and financial expertise to the financial reporting and accounting matters of the Company.
The Board has considered the status of Stephen J. Moore under the independence criteria contained in Nasdaq Stock Market Listing Rule 5605(a)(2). The Board considered Mr. Moore’s lack of economic dependence on the Company and other personal attributes that need to be possessed by independent-minded directors. Based on the independence criteria and these considerations, the Board concluded Mr. Moore is independent without a material relationship with us which would impair his ability to act as an independent director.
Executive Officers Following the Spin-Off
The following table sets forth the information as of July 31, 2020 regarding the individuals who are currently expected to serve as our executive officers after the Spin-Off, including their positions.
Name	Age	Title
Vincent M. Amabile, Jr.	42	President
Joseph L. Fernandez	58	Executive Vice President–Finance
The biographical information of each of our executive officers is included above under the section titled “Management—Board of Directors Following the Spin-Off.”
Corporate Governance
General
Our common stock trades in the over-the-counter market where quotations are available through OTC Pink®’s quotation service under the symbol “MGHL.”
Mario J. Gabelli, together with shares of our Common Stock held directly by his affiliates, Institutional Services Holdings, LLC (as subsidiary of Associated Capital Group, Inc.) and LICT Corporation, beneficially owns, in the aggregate, approximately 87.3% of our outstanding Common Stock. Following the Spin-Off, Mr. Gabelli will, directly or indirectly, beneficially own approximately 73.94% of our Common Stock.
Code of Conduct
Our Board has adopted a corporate code of conduct that is applicable to our directors, officers and employees with additional requirements for our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and will post a copy of which is available on our corporate website at https://morgangroupholdingco.com. Any stockholder may also obtain a copy of the code of conduct upon request. Stockholders may address a written request for a printed copy of the code of conduct to our secretary at our principal executive offices following the acquisition, Morgan Group Holding Co., One Corporate Center, 401 Theodore Fremd Avenue, Rye, NY 10580. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Conduct by posting such information on our website.
Committees of Our Board
We presently do not have any committee of our Board. Currently, our full Board serves as the audit committee and approves, when applicable, the appointment of auditors and the inclusion of financial statements in our periodic reports.
Legal Proceedings
None of directors and executive officers has been involved in legal proceedings that would be material to an evaluation of our management.
Compensation of Directors
The Company has not paid any compensation to any directors since inception.
Stock Ownership of Directors and Executive Officers
See “Security Ownership of Certain Beneficial Owners and Management.”

EXECUTIVE COMPENSATION
The following table sets forth information about compensation for our principal executive officer and our principal financial officer (collectively, the “named executive officers”). Vincent M. Amabile, Jr. was employed by G.research during 2018 and 2019. Joseph L. Fernandez was employed by G.research during 2019. The compensation table reflects compensation received connection with such employment.
Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus	All Other Compensation	Total
		($)	($)	($)	($)
Vincent M. Amabile, Jr. (Principal Executive Officer)	2019	168,750	—	47,254(1)	216,004
	2018	165,000	—	22,445(1)	187,445

Joseph L. Fernandez(2) (Principal Financial Officer)	2019	105,000	—	—	105,000
	2018	—	—	—	—
(1)	Represents a share of brokerage commissions earned by G.research.
(2)	Mr.Fernandez joined G.research as an officer on June 1, 2019.
Narrative Disclosure to Summary Compensation Table
The Board of Morgan Group reviewed and approved the compensation paid to Mr. Amabile. The compensation reflects Mr. Amabile’s contributions to the Company and is reviewed no less than annually by our Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ACG currently beneficially owns approximately 83.3% of all of our Common Stock. After the Spin-Off, ACG will not own any of our Common Stock or possess control over us. The following table provides information with respect to the expected beneficial ownership of our Common Stock after giving effect to the Spin-Off by:
(i)	each person or entity that we believe, based on the assumptions described below, will be a beneficial owner of more than 5% of our outstanding Common Stock following the Spin-Off;
(ii)	each person who we expect will serve as a director following the Spin-Off and each named executive officer; and
(iii)	all our expected directors and executive officers following the Spin-Off as a group.
Except as otherwise noted in the footnotes below, we based the share amounts on each person’s or entity’s existing beneficial ownership of our Common Stock and the number to be distributed to holders of ACG common stock at the Distribution Ratio of a 0.022356 share of our Common Stock for each share of ACG common stock.
To the extent our directors and officers own ACG common stock at the time of the Spin-Off, they will participate in the Spin-Off on the same terms as other holders of ACG common stock.
Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities. The address of all of the officers and directors listed in the table below are in the care of Morgan Group Holding Co., One Corporate Center, 401 Theodore Fremd Avenue, Rye, NY 10580.
As of July 31, 2020, there were 600,091 shares of our Common Stock issued and outstanding. The actual number of shares of our Common Stock outstanding following the Spin-Off will depend on the number of shares eliminated as a results of the cash out of fractional shares.
Name of Beneficial Owner	Number of Shares Beneficially Owned Before Spin-Off	Percentage of Shares Beneficially Owned Before Spin-Off(2)	Percentage of Shares Beneficially Owned After Spin-Off(1)	Percentage of Shares Beneficially Owned After Spin-Off(1)
5% or More Stockholders
Mario J. Gabelli(1)	523,858	87.3%	443,681	73.94%
Directors and Executive Officers
Vincent M. Amabile, Jr.	50,000	8.33%	50,000	8.33%
Joseph L. Fernandez	—	—	—	—
Stephen J. Moore	—	—	—	—
All Directors and Executive Officers as a Group (3 persons)	50,000	8.33%	50,000	8.33%
(1)
ACG indirectly owns 500,000 shares of our Common Stock, representing approximately 83.3% of the outstanding shares of our Common Stock. Based upon information previously filed with the SEC, Mario J. Gabelli controls approximately 95.17% of the voting power over ACG and through this controlling interest power over ACG may be deemed to beneficially own the 500,000 shares of our Common Stock owned by ACG. Mr. Gabelli, directly and indirectly through a partnership of which he serves as general partner, beneficially owns 6,505 shares of our Common Stock, representing approximately 1.1% of the outstanding shares. Mr. Gabelli also beneficially owns 17,352 shares of our Common Stock, representing approximately 2.9% of the outstanding shares, held indirectly through LICT Corporation for which Mr. Gabelli currently serves as chief executive officer and owns approximately 39.2% of its outstanding common stock. Following the Spin-Off, (i) GGCP, Inc., a privately held company for which Mr. Gabelli is the chief executive officer, a director and controlling shareholder, will beneficially own approximately 412,638 shares of our Common Stock, representing approximately 68.76% of the outstanding shares, (ii) Mr. Gabelli will, directly and indirectly through the aforementioned partnership, beneficially own approximately 13,690 shares of our Common Stock, representing approximately 2.28% of the outstanding shares, (iii) and LICT Corporation will beneficially own 17,352 shares of our Common Stock, representing approximately 2.89% of the outstanding shares.

(2)
Shares of our Common Stock that an individual or group has a right to acquire within 60 days after July 31, 2020 pursuant to the exercise of options, warrants or other rights are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for computing the percentage ownership of any other person or group shown in the table.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
As of July 31, 2020, Mario J. Gabelli, directly or indirectly, beneficially own approximately 83.7% of our Common Stock.
G.research has provided research and brokerage services to affiliates of GAMCO in the ordinary course of business for standard compensatory fees and commission. G.research earned $4.9 million and $3.8 million, or approximately 76% and 62%, of its commission revenue for the years ended December 31, 2019 and 2018, respectively, and $0.7 million and $1.1 million, or approximately 67% and 74%, of its commission revenue for the three months ended March 31, 2020 and 2019, respectively, from transactions executed on behalf of clients advised by affiliates of GAMCO Investors, Inc. G.research earned $1.5 million and $2.0 million of research service fees for the years ended December 31, 2019 and 2018, respectively, pursuant to research services agreements with affiliates of GAMCO. The research services agreements were terminated effective as of January 1, 2020. G.research also earned $730,000 and $16,000 in sales manager fees for the years ended December 31, 2019 and 2018, respectively, and $0.3 million and zero dollars, in sales manager fees for the three months ended March 31, 2020 and 2019, respectively.
Existing Agreements with ACG
We have several existing services and expense share agreements with our affiliates, GAMCO, ACG and GCIA, as discussed below, that we expect to remain in place following the Spin-Off. None of these agreements will be amended as a result of the Spin-Off.
Transitional Services Agreement
Pursuant to a certain transitional administrative and management services agreement, dated as of November 30, 2015, by and between GAMCO and ACG, GAMCO provides ACG with the specified services which are in turn directly or indirectly provided to the Company pursuant to expense sharing agreements with GAMCO, ACG and a subsidiary of ACG as discussed below. The principal services GAMCO provides to us are:
•	accounting, financial reporting and consolidation services;
•	treasury services, including, without limitation, insurance and risk management services and administration of benefits;
•	recordkeeping and reporting services;
•	human resources, including but not limited to the sourcing of permanent and temporary employees as needed, recordkeeping, performance reviews and terminations;
•	legal and compliance advice;
•	technical/technology consulting; and
•	operations and general administrative assistance, including office space, office equipment and furniture, payroll, procurement, and administrative personnel.
Expense Sharing Agreements
G.research has entered the following expense sharing agreements pursuant to which it has received and will receive services directly or indirectly from GAMCO, ACG or GCIA.
•
Amended and Restated Expense Sharing Agreement, dated as of November 23, 2016, between G.research, LLC and GAMCO Investors, Inc. Pursuant this agreement, GAMCO provides the services of shared employees, the cost and expense of which are determined pursuant to an allocation schedule that is periodically reviewed. G.research reimbursed GAMCO for $3.8 million and $5.2 million of associated costs and expenses for the years ended December 31, 2019 and 2018, respectively.

•
Amended and Restated Expense Sharing Agreement, dated as of November 23, 2016, between G.research, LLC and Gabelli & Company Investment Advisers, Inc. Pursuant this agreement, GCIA provides payroll services and the services of shared employees, the cost and expense of which are determined pursuant to an allocation schedule that is periodically reviewed. G.research reimbursed GAMCO for $273,000 and $399,000 of associated costs and expenses for the years ended December 31, 2019 and 2018, respectively.

•
Expense Sharing Agreement, dated as of November 23, 2016, between G.research, LLC and Associated Capital Group, Inc. Pursuant this agreement, ACG provides G.research with shared office space, general administrative assistance, information technology support and health insurance coverage, the cost and expense of which are determined pursuant to an allocation schedule that is periodically reviewed. G.research reimbursed GAMCO for $6.3 million and $6.9 million of associated costs and expenses for the years ended December 31, 2019 and 2018, respectively.

License Agreement
G.research has licensed on a non-exclusive and royalty free basis, the Private Market Value with a Catalyst™ service mark owned by GAMCO, for use in connection with the marketing of G.research’s services. The license agreement is terminable by GAMCO on 30 days prior written notice.
Management Agreement
The Company pays ACG a management fee equal to 20% of the Company’s year-to-date pretax profits before consideration of this fee. In 2019 and 2018, and the three months ended March 31, 2020 and 2019, the Company did not pay any management fee to ACG as there were no pretax profits.
Other Related Party Transactions
As required by ACG’s Code of Ethics, ACG staff members are required to maintain their brokerage accounts at G.research unless they receive permission to maintain an outside account. G.research offers all of these staff members the opportunity to engage in brokerage transactions at negotiated rates. Accordingly, many of ACG’s staff members, including the executive officers or entities controlled by them, have brokerage accounts at G.research and have engaged in securities transactions through it at discounted rates.
Our directors, Mr. Amabile and Mr. Fernandez are, respectively, President and Executive Vice President, Financial Operations of G.research, our wholly-owned subsidiary. Mr. Moore, our director, has served as vice president of finance at LICT Corporation, a publicly traded telecommunications and multimedia company under common control with the Company, since April 2014.
Following the Spin-Off, we and ACG will operate independently, and neither will have any ownership interest in the other. In order to facilitate an orderly transition, we and ACG expect that our existing services and expense share agreements we have with GAMCO and ACG to remain in place following the Spin-Off. See “—Existing Agreements with ACG.”

DESCRIPTION OF OUR CAPITAL STOCK
General
Our certificate of incorporation authorizes us to issue up to 100,000,000 shares of Common Stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. As of July 31, 2020, there were 600,091 shares of our Common Stock issued and outstanding.
Common Stock
Voting Rights
Subject to the rights of holders of any then-outstanding preferred stock, each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our certificate of incorporation, our stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election.
Dividend Rights
Subject to the rights of holders of any then-outstanding preferred stock, the holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. We do not anticipate paying any cash dividends in the foreseeable future.
Liquidation Rights
In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.
Preemptive or Similar Rights
Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.
Preferred Stock
No shares of preferred stock are currently outstanding. We have no present plans to issue any shares of preferred stock.
Anti-Takeover Provisions
Section 203 of the Delaware General Corporation Law
We are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested shareholder for a period of three years after the date that such shareholder became an interested shareholder, with the following exceptions:
•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;
•
upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested shareholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder.

In general, Section 203 defines a “business combination” to include the following:
•	any merger or consolidation involving the corporation and the interested shareholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested shareholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder;
•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested shareholder; or

•	the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.
In general, Section 203 defines an “interested shareholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.
Certificate of Incorporation and Bylaws
Among other things, our certificate of incorporation permits our Board to issue up to 1,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control. The authorization of undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control. Stockholders may only call special meetings of stockholders upon the request stockholders that own a majority of the issued and outstanding capital stock entitled to entitled to vote and our common stock does not provide for cumulative voting rights, which enables holders of a majority of the shares of our common stock entitled to elect all of the directors standing for election.
Limitations of Liability and Indemnification Matters
Our certificate of incorporation contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:
•	any breach of the director’s duty of loyalty to the corporation or its stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or
•	any transaction from which the director derived an improper personal benefit.
Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our certificate of incorporation and bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other persons. Our certificate of incorporation and bylaws provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. We may also secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We believe that our certificate of incorporation and bylaw indemnification provisions are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219 and the telephone number is (800) 937-5449.
No Listing
Our Common Stock is not listed on any securities exchange and currently trades in the over-the-counter market where quotations are available through OTC Pink®’s quotation service under the symbol “MGHL.”

LEGAL MATTERS
The validity of our Common Stock to be distributed in the Spin-Off will be passed upon for the Company by Paul Hastings LLP, New York, New York.
EXPERTS
The financial statements as of December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019, included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register the shares of our Common Stock to be distributed in the Spin-Off. The term registration statement means the original registration statement and any and all amendments thereto, including the exhibits and schedules to the original registration statement and any amendments. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement, along with the exhibits and schedules filed therewith, may be inspected without charge at the SEC’s Internet website. The SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.
We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Internet website of the SEC referred to above. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website at www.morgangroupholdingco.com as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.
The information contained on or accessible through our website or the SEC’s website shall not be deemed to be a part of this Prospectus or the Registration Statement on Form S-1, of which this Prospectus is a part.
We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent auditors.
You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Morgan Group Holding Co.
Attention: Investor Relations
401 Theodore Fremd Avenue
Rye, New York 10580
Telephone Number: (914) 921-1877
We have not authorized anyone to give any information or make any representation about the Spin-Off or of the Company that is different from, or in addition to, that contained in this Prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this Prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this Prospectus does not extend to you. The information contained in this Prospectus speaks only as of the date of this Prospectus unless the information specifically indicates that another date applies

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

MORGAN GROUP HOLDING CO. AND SUBSIDIARY
All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission that are not required under the related instructions or are inapplicable have been omitted.

MORGAN GROUP HOLDING CO. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
UNAUDITED
	March 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$5,668,869	$6,587,097
Receivables from brokers and clearing organizations	299,210	808,686
Receivables from affiliates	171,981	30,625
Deposits with clearing organizations	200,000	200,000
Income taxes receivable (including deferred tax asset of $11,498 and $2,930, respectively)	306,632	184,396
Fixed assets, net of accumulated depreciation of $31,472 and $28,435, respectively	41,418	44,456
Other assets	237,800	281,896
Total assets	$6,925,910	$8,137,156
LIABILITIES AND EQUITY
Compensation payable	$342,220	$709,663
Payable to affiliates	220,588	985,632
Income tax payable	57,245	53,572
Accrued expenses and other liabilities	550,970	350,948
Total liabilities	1,171,023	2,099,815
Commitments and contingencies (Note 9) Equity
Common stock, $0.01 par value; 100,000,000 shares authorized and 600,090 shares issued and outstanding	6,001	6,001
Additional paid-in capital	53,886,180	53,886,180
Accumulated deficit	(48,137,294)	(47,854,840)
Total equity	5,754,887	6,037,341
Total liabilities and equity	$6,925,910	$8,137,156
See accompanying notes.

MORGAN GROUP HOLDING CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
	Three Months Ended March 31,
	2020	2019
Revenues
Commissions	$1,038,943	$1,535,245
Fees earned from affiliated entities pursuant to research services agreements	—	377,500
Principal transactions	(903)	(80)
Dividends and interest	36,256	63,693
Underwriting fees	30,488	—
Sales manager fees	334,825	—
Other revenues	3,107	5,909
Total revenues	1,442,716	1,982,267
Expenses
Compensation and related costs	1,143,433	2,478,892
Clearing charges	302,838	290,381
General and administrative	311,109	324,842
Occupancy and equipment	104,441	195,842
Total expenses	1,861,821	3,289,957
Loss before income tax benefit	(419,105)	(1,307,690)
Income tax benefit	(136,651)	(267,048)
Net loss	$(282,454)	$(1,040,642)
Net loss per share
Basic and diluted	$(0.47)	$(1.90)
Weighted average shares outstanding:
Basic and diluted	600,090	548,590
See accompanying notes.

MORGAN GROUP HOLDING CO.
CONDENSED CONSOLIDATED STATEMENTS OF EQUITY
UNAUDITED
	Shares	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total
Balance at December 31, 2019	600,090	$6,001	$53,886,180	$(47,854,840)	$6,037,341
Net loss	—	—	—	(282,454)	(282,454)
Balance at March 31, 2020	600,090	6,001	53,886,180	(48,137,294)	5,754,887
	Shares	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total
Balance at December 31, 2018	548,590	$5,486	$56,260,806	$(45,948,248)	$10,318,044
Net loss	—	—	—	(1,040,642)	(1,040,642)
Balance at March 31, 2019	548,590	5,486	56,260,806	(46,988,890)	9,277,402
See accompanying notes.

MORGAN GROUP HOLDING CO. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
	Three months ended March 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(282,454)	$(1,040,642)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,038	3,217
Deferred income tax, net	(8,568)	280,931
(Increase)/decrease in assets:
Receivables from brokers and clearing organizations	509,476	(228,589)
Receivables from affiliates	(141,356)	(57,643)
Income taxes receivable	(113,668)	500
Other assets	44,096	40,484
Increase/(decrease) in liabilities:
Payable to affiliates	(765,044)	33,570
Income taxes payable	3,673	—
Compensation payable	(367,443)	(891,546)
Accrued expenses and other liabilities	200,022	35,600
Total adjustments	(635,774)	(783,476)
Net cash used in operating activities	(918,228)	(1,824,118)
Net decrease in cash and cash equivalents and restricted cash	(918,228)	(1,824,118)
Cash, cash equivalents, and restricted cash at beginning of period	6,787,097	11,530,705
Cash, cash equivalents, and restricted cash at end of period	$5,868,869	$9,706,587
Supplemental disclosures of cash flow information:
Cash received from Associated Capital Group, Inc. for income taxes	$18,087	$543,153
Reconciliation to cash, cash equivalents, and restricted cash
Cash and cash equivalents	$5,668,869	$9,506,587
Restricted cash: deposits from clearing organizations	200,000	200,000
Cash, cash equivalents, and restricted cash	$5,868,869	$9,706,587
See accompanying notes.

MORGAN GROUP HOLDING CO. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2020
(UNAUDITED)
Organization and Business Description
Morgan Group Holding Co. (the “Company,” “Morgan Group,” or “Morgan”) was incorporated in November 2001 as a Delaware corporation to serve as a holding company which seeks acquisitions as part of its strategic alternatives. Prior to the October 31, 2019 merger with G.research, LLC (“G.research”), discussed below, Morgan Group had no operating companies.
The Company acquired G.research from Associated Capital Group, Inc. (“AC”), an affiliate of the Company, on October 31, 2019, in exchange for issuing 500,000 shares of the Company’s common stock to AC (the “Merger”). Accordingly, G.research became a wholly owned subsidiary of the Company. Prior to the transaction, G.research was a wholly-owned subsidiary of Institutional Services holdings, LLC, which, in turn, is a wholly-owned subsidiary of AC. After the transaction, AC has an 83.3% ownership interest in the Company. As a result of this common ownership, the transaction was treated as a combination between entities under common control that led to a change in the reporting entity. The recognized assets and liabilities were transferred at their carrying amounts at the date of the transaction. Further, the companies were also combined retrospectively for prior year comparative information in the financial statements of the Company issued after the Merger, including for the three months ended March 31, 2019 in these condensed consolidated financial statements. Consistent with our financial statements as of December 31, 2019 included in our annual report on Form 10-K, the common stock, additional paid in capital, and accumulated deficit amounts in these condensed consolidated financial statements have been restated as of December 31, 2018 to reflect the recapitalization in accordance with the shares issued as a result of the Merger.
On March 16, 2020, AC’s Board of Directors approved the spin-off of the shares of common stock held by AC to AC’s shareholders. Upon execution of the spin-off, AC will distribute to its shareholders on a pro rata basis the 500,000 shares of Morgan that AC owns.
G.research is a broker-dealer registered with the Securities and Exchange Commission (the “SEC”) and is regulated by the Financial Industry Regulatory Authority (“FINRA”).
The Company provides institutional investors and investment partnerships with investment research with a particular focus on small-cap and mid-cap companies. The team of sell-side analysts follows industry sectors on a global basis and performs fundamental security analysis using a Private Market Value (“PMV”) framework. PMV investing is a disciplined, research-driven approach based on security analysis. In this process, the analyst selects stocks whose intrinsic value, based on the analyst’s estimate of current asset value and future growth and earnings power, is significantly different from the public market value as reflected in the public market. PMV is defined as the price an informed industrial buyer would be likely to pay to acquire the business. The research focuses on company fundamentals, cash flow statistics, and catalysts that will help realize returns.
The Company generates brokerage commission revenues from securities transactions executed on an agency basis on behalf of institutional clients and mutual funds, private wealth management clients, and retail customers of affiliated companies. The Company generates revenue from syndicated underwriting activities. It primarily participates in the offerings of certain closed-end funds advised by Gabelli Funds, LLC, a wholly-owned subsidiary of GAMCO Investors, Inc. (“GBL”), an affiliate. The Company also earns investment income generated from its proprietary trading activities.
The Company acts as an introducing broker, and all securities transactions for the Company and its customers are cleared through and carried by three New York Stock Exchange (“NYSE”) member firms on a fully disclosed basis. The Company has Proprietary Accounts of Introducing Brokers (“PAIB”) agreements with these firms. Accordingly, open customer transactions are not reflected in the accompanying Condensed Consolidated Statement of Financial Condition. The Company is exposed to credit losses on these open transactions in the event of nonperformance by its customers, pursuant to conditions of its clearing agreements with its clearing brokers. This exposure is mitigated by the clearing brokers’ policy of monitoring the collateral and credit of the counterparties until the transaction is completed.
The Company’s principal market is in the United States (“U.S”).

1.	Significant Accounting Policies
Basis of Presentation
The unaudited interim condensed consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and pursuant to the requirements for reporting on Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, the unaudited interim condensed consolidated financial statements reflect all adjustments, which are of a normal recurring nature, necessary for the fair presentation of financial position, results of operations, and cash flows of Morgan for the interim periods presented and are not necessarily indicative of a full year’s results.
The interim condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, G.research, from the date of the Merger with retrospective application. Intercompany accounts and transactions have been eliminated.
These interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2019.
On June 10, 2020, the Company completed a 1-for-100 reverse stock split of the Company's outstanding common stock (the “Reverse Stock Split”). As a result of the Reverse Stock Split, the Company's issued and outstanding common stock decreased from 60,009,005 shares to 600,090. The par value of the common stock was not adjusted as a result of the Reverse Stock Split. Accordingly, unless otherwise noted, all share and per share information as well as common stock and additional paid in capital balances contained in the consolidated financial statements and related footnotes have been restated to retroactively show the effect of the Reverse Stock Split.
Use of Estimates
The Company’s financial statements are prepared in accordance with U.S. GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during that reporting period. Actual results could differ from those estimates.
Recent Accounting Developments
In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) (“ASU 2016-02”), which amends the guidance in U.S. GAAP for the accounting for leases. ASU 2016-02 requires a lessee to recognize assets and liabilities arising from most operating leases in the consolidated statements of financial condition. The Company adopted this ASU effective January 1, 2019 with no material impact on its consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Accounting for Financial Instruments - Credit Losses (Topic 326) (“ASU 2016-13”), which requires an organization to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Currently, U.S. GAAP requires an “incurred loss” methodology that delays recognition until it is probable a loss has been incurred. Under ASU 2016-13, the allowance for credit losses must be deducted from the amortized cost of the financial asset to present the net amount expected to be collected. The consolidated statements of operations will reflect the measurement of credit losses for newly recognized financial assets as well as the expected increases or decreases of expected credit losses that have taken place during the period. In November 2019, the FASB issued ASU 2019-10, Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), Leases (Topic 842): Effective Dates (ASU 2019-10), which deferred the effective date of this guidance for smaller reporting companies for three years. This guidance is effective for the Company on January 1, 2023 and requires a modified retrospective transition method, which will result in a cumulative-effect adjustment in retained earnings upon adoption. Early adoption is permitted. The Company is currently assessing the potential impact of this new guidance on the Company’s consolidated financial statements.

2.	Revenue from Contracts with Customers
The Company records revenue from contracts with customers in accordance with Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“Topic 606”). Under Topic 606, the Company must identify the contract with a customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract, and recognize revenue when the Company satisfies a performance obligation.
Significant judgments that affect the amounts and timing of revenue recognition:
The Company’s analysis of the timing of revenue recognition of each revenue stream is based on the provisions of each respective contract. Performance obligations could, however, change from time to time if and when existing contracts are modified or new contracts are entered into. These changes could potentially affect the timing of satisfaction of performance obligations, the determination of the transaction price, and the allocation of the price to performance obligations. In the case of the revenue streams discussed below, the performance obligation is satisfied either at a point in time or over time. The judgments outlined below, where the determination as to these factors is discussed in detail, are continually reviewed and monitored by the Company when new contracts or contract modifications occur. Transaction price is in all instances formulaic and not subject to significant (or any) judgment at the current time.
The Company’s assessment of the recognition of these revenues is as follows:
Revenue from contracts with customers includes commissions, fees earned from affiliated entities pursuant to research services agreements, underwriting fees, and sales manager fees.
Commissions
Brokerage commissions. Acting as agent, the Company buys and sells securities on behalf of its customers. Commissions are charged on the execution of these securities transactions made on behalf of client accounts and are negotiated. The Company recognizes commission revenue when the related securities transactions are executed on the trade date. The Company believes that the performance obligation is satisfied on the trade date because that is when the underlying financial instrument or purchaser is identified, the pricing is agreed upon, and the risks and rewards of ownership have been transferred to/from the customer. Commissions earned are typically collected from the clearing brokers utilized by the Company on a daily or weekly basis.
Hard dollar payments. The Company provides research services to unrelated parties, for which direct payment is received. The company may, or may not, have contracts for such services. Where a contract for such services is in place, the contractual fee for the period is recognized ratably over the contract period, which is considered the period over which the Company satisfies its performance obligation. For payments where no research contract exists, revenue is not recognized until agreement is reached with the client at which time the performance obligation is considered to have been met and revenue is recognized.
Commission revenues are impacted by the perceived value of the research product provided to clients, the volume of securities transactions, and the acquisition or loss of new client relationships.
Fees earned from affiliated entities pursuant to research services agreements
The Company receives direct payments for research services provided to related parties pursuant to contracts. The contractual fee for the period is fixed and recognized ratably over the contract period, typically a calendar year, which is considered the period over which the Company satisfies its performance obligation. Payments for contracts with affiliated parties are collected monthly.
Underwriting fees
Underwriting fees. The Company acts as underwriter in an agent capacity. Revenues are earned from fees arising from these offerings and the terms are set forth in contracts between the underwriters and the issuer. The Company’s underwriting revenue is considered to be conditional revenue because it is subject to reduction to zero once the offsetting syndicate expenses have been quantified by the syndicate manager (i.e., lead underwriter) and allocated to each underwriter in proportion to their participation in the offering. Revenue recognition is therefore delayed until it is probable that a significant reversal in the amount of revenue recognized will not occur. That is, it is recognized only when uncertainty associated with the syndicate expenses is subsequently resolved and final settlement of syndicate accounts is affected by the syndicate manager. Payment is typically received from the syndicate manager within ninety days after settlement date.
Selling concessions. The Company participates as a member of the selling group of underwritten equity offerings and receives compensation based on the difference between what its customers pay for the securities sold to its institutional clients and what the issuer receives. The terms of the selling concessions are set forth in contracts between the Company and the underwriter. Revenue is recognized on the trade date (the date on which the Company purchases the securities from the issuer) for the portion the Company is contracted to buy. The Company believes that the trade date is the appropriate point in time to recognize revenue for securities underwriting transactions as there are no significant actions the Company needs to take subsequent to this date, and the issuer obtains the control and benefit of the capital markets offering at this point. Selling concessions earned are typically collected from the clearing brokers utilized by the Company on a daily or weekly basis.
Sales manager fees
The Company participates as sales manager of at-the-market offerings of certain affiliated closed-end funds and receives a tiered percentage of proceeds as stipulated in agreements between the Company, the funds and the funds’ investment adviser. The Company recognizes sales manager fees upon sale of the related closed-end funds. Sales manager fees earned are fixed and typically collected from the clearing brokers utilized by the Company on a daily or weekly basis.
Revenue Disaggregated
Total revenues from contracts with customers by type were as follows for the three months ended March 31, 2020 and 2019:
	Three months ended March 31,
	2020	2019
Commissions	$936,784	$1,426,235
Hard dollar payments	102,159	109,010
	1,038,943	1,535,245
Research services	—	377,500
Underwriting fees	30,488	—
Sales manager fees	334,825	—
	$1,404,256	$1,912,745
3.	Related Party Transactions
At March 31, 2020 and December 31, 2019, the Company had an investment of $5,661,750 and $6,579,577, respectively, in The Gabelli U.S. Treasury Money Market Fund advised by Gabelli Funds, LLC, which is an affiliate of the Company. The amount is recorded in cash and cash equivalents in the Condensed Consolidated Statements of Financial Condition. Income earned from this investment totaled $29,550 and $59,035 for the three months ended March 31, 2020 and 2019, respectively, and is included in dividends and interest revenues in the Condensed Consolidated Statements of Operations.
For the three months ended March 31, 2020 and 2019, the Company earned $691,784 and $1,132,845, or approximately 67% and 74%, respectively, of its commission revenue from transactions executed on behalf of funds advised by Gabelli Funds, LLC. (“Gabelli Funds”) and private wealth management clients advised by GAMCO Asset Management Inc., (“GAMCO Asset”), each affiliates of the Company. GAMCO Asset and Gabelli Funds paid a total of $377,500 to the Company pursuant to research services agreements (see Note 2) for the three months ended March 31, 2019. No amounts for such services were paid during the three months ended March 31, 2020. These agreements were terminated effective January 1, 2020.
The Company participated as agent in the secondary offerings of the GAMCO Global Gold, Natural Resources & Income Trust (“GGN”). Pursuant to sales agreements between the parties, the Company earned sales manager fees related to this offering of $334,825 and $0 during the three months ended March 31, 2020 and 2019, respectively. Sales manager fees are separately disclosed in the Condensed Consolidated Statements of Operations.

The Company participated in the secondary offerings of the preferred stock of affiliated closed end funds in December 2019. The final settlements were received during March 2020 resulting in additional underwriting profit of $30,488.
The Company pays AC a management fee equal to 20% of the Company’s year-to-date pretax profits before consideration of this fee. In the three months ended March 31, 2020 and 2019, the Company did not pay a management fee to AC as there were no pretax profits.
AC has a sublease agreement with GBL that expired on April 1, 2020 and continues on a month to month basis. AC allocates this expense to the Company based on the percentage of square footage occupied by the Company’s employees (including pro rata allocation of common space). For the three months ended March 31, 2020 and 2019, the Company paid $27,113 and $82,913, respectively, to AC. These amounts are included within occupancy and equipment expenses on the Condensed Consolidated Statements of Operations.
4.	Fair Value
The carrying amounts of all financial instruments in the Condensed Consolidated Statements of Financial Condition approximate their fair values.
The Company’s financial instruments have been categorized based upon a fair value hierarchy:
–	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 1 assets include cash equivalents.
–
Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

–
Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. These assets include infrequently traded common stocks.

The following tables present information about the Company’s assets and liabilities by major category measured at fair value on a recurring basis as of March 31, 2020 and December 31, 2019 and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value:
Assets Measured at Fair Value on a Recurring Basis as of March 31, 2020:
Assets	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash equivalents	$5,661,750	$—	$—	$5,661,750
Total assets at fair value	$5,661,750	$—	$—	$5,661,750
There were no transfers between any Levels during the three months ended March 31, 2020.
Assets Measured at Fair Value on a Recurring Basis as of December 31, 2019:
Assets	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash equivalents	$6,579,577	$—	$—	$6,579,577
Total assets at fair value	$6,579,577	$—	$—	$6,579,577
There were no transfers between any Levels during the year ended December 31, 2019.
Cash equivalents primarily consist of an affiliated money market mutual fund which is invested solely in U.S. Treasuries and valued based on the net asset value of the fund.

Financial assets disclosed but not carried at fair value
The carrying value of other financial assets and liabilities approximates their fair value based on the short term nature of these items.
5.	Retirement Plan
The Company participates in Associated Capital’s incentive savings plan (the “Plan”), covering substantially all employees. Company contributions to the Plan are determined annually by management of the Company and AC’s Board of Directors but may not exceed the amount permitted as a deductible expense under the Internal Revenue Code. Amounts expensed for allocated contributions to this Plan amounted to approximately $4,436 and $4,436 for the three months ended March 31, 2020 and 2019, respectively, and were recorded as compensation and related costs in the Condensed Consolidated Statements of Operations.
6.	Income Taxes
The effective tax rate for the three months ended March 31, 2020 and 2019 was 32.6% and 20.4%, respectively. For the three months ended March 31, 2020 the rate impact was related to a net operating loss carryback at higher federal rates.
7.	Earnings per Share
Basic earnings per share is computed by dividing net income / (loss) attributable to shareholders by the weighted average number of shares outstanding during the period. There were no dilutive shares outstanding during the periods.
The computations of basic and diluted net loss per share are as follows:
	Three Months Ended March 31,
	2020	2019
Basic and diluted:
Net loss attributable to shareholders	$(282,454)	$(1,040,642)
Weighted average shares outstanding	600,090	548,590
Basic and diluted net loss per share	$(0.47)	$(1.90)
8.	Equity
In conjunction with the Merger on October 31, 2019, the Company issued 500,000 shares of common stock to AC. The common stock, additional paid in capital, earnings per share, and accumulated deficit amounts in these consolidated financial statements for the period prior to the Merger have been restated to reflect the recapitalization in accordance with the shares issued as a result of the Merger.
See the Organization and Business Description Note above for detail.
9.	Guarantees, Contingencies, and Commitments
The Company has agreed to indemnify its clearing brokers for losses they may sustain from the customer accounts that trade on margin introduced by the Company. At March 31, 2020 and December 31, 2019, the total amount of customer balances subject to indemnification (i.e., unsecured margin debits) was immaterial. The Company also has entered into arrangements with various other third parties, many of which provide for indemnification of the third parties against losses, costs, claims, and liabilities arising from the performance of the Company’s obligations under the agreements. The Company has had no claims or payments pursuant to these or prior agreements, and management believes the likelihood of a claim being made is remote, and therefore, an accrual has not been made in the consolidated financial statements.
From time to time, the Company is named in legal actions and proceedings. These actions may seek substantial or indeterminate compensatory as well as punitive damages or injunctive relief. The Company is also subject to governmental or regulatory examinations or investigations. The examinations or investigations could result in adverse judgments, settlements, fines, injunctions, restitutions, or other relief. The Company cannot predict the ultimate outcome of such matters. The consolidated financial statements include the necessary provisions for losses that the Company believes are probable and estimable, if any. Furthermore, the Company evaluates whether losses exist which may be reasonably possible and, if material, makes the necessary disclosures. Such amounts, both those that are probable and those that are reasonably possible, are not considered material to the Company’s financial condition, operations, or cash flows.
10.	Net Capital Requirements
As a registered broker-dealer, G.research is subject to the SEC Uniform Net Capital Rule 15c3-1 (the “Rule”), which specifies, among other requirements, minimum net capital requirements for registered broker-dealers. G.research computes its net capital under the alternative method as permitted by the Rule, which requires that minimum net capital be the greater of $250,000 or 2% of the aggregate debit items in the reserve formula for those broker-dealers subject to Rule 15c3-3. G.research is exempt from Rule 15c3-3 pursuant to paragraph (k)(2)(ii) of that rule which exempts all customer transactions cleared through another broker-dealer on a fully disclosed basis. In addition, our assets at the clearing broker-dealer are treated as allowable assets for net capital purposes as we have in place PAIB agreements pursuant to Rule 15c3-3. These requirements also provide that equity capital may not be withdrawn, advances to affiliates may not be made, or cash dividends paid if certain minimum net capital requirements are not met. G.research had net capital, as defined, of $4,347,017 and $4,618,033, exceeding the required amount of $250,000 by $4,097,017 and $4,368,033 at March 31, 2020 and December 31, 2019, respectively.
11.	Subsequent Events
On June 9, 2020, the Company filed an amendment to the Company's amended and restated certificate of incorporation to effect a reverse split of shares of the Company's common stock, each on a 1-for-100 basis. The par value of the common stock was not adjusted as a result of the Reverse Stock Split. Accordingly, unless otherwise noted, all common stock and additional paid in capital balances as well as share data, per share data, and related information contained in the consolidated financial statements and related footnotes have been retrospectively adjusted to reflect the effect of the Reverse Stock Split for all periods presented. The Reverse Stock Split was effected on June 10, 2020.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and the Board of Directors of Morgan Group Holding Co.:
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of financial condition of Morgan Group Holding Co. and subsidiary (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, equity, and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/S/ Deloitte & Touche, LLP
Stamford, Connecticut
April 1, 2020 (July 15, 2020 as to the effects of the reverse stock split described in Note B and Note L)
We have served as the Company’s auditor since 2009.

MORGAN GROUP HOLDING CO. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
	Year Ended December 31,
	2019	2018
Revenues
Commissions	$6,376,075	$6,154,567
Fees earned from affiliated entities pursuant to research services agreements	1,502,500	2,030,000
Principal transactions	(9,416)	(22,302,729)
Dividends and interest	194,955	1,893,237
Underwriting fees	431,114	102,931
Sales manager fees	733,422	15,616
Other revenues	16,833	23,406
Total revenues	9,245,483	(12,082,972)
Expenses
Compensation and related costs	8,373,668	10,864,185
Clearing charges	1,299,313	1,312,578
General and administrative	1,223,023	1,330,831
Occupancy and equipment	756,974	805,266
Total expenses	11,652,978	14,312,860
Loss before income tax benefit	(2,407,495)	(26,395,832)
Income tax benefit	(500,903)	(6,102,929)
Net loss	$(1,906,592)	$(20,292,903)

Net loss per share
Basic	$(3.42)	$(37.21)
Diluted	$(3.42)	$(37.21)

Weighted average shares outstanding:
Basic	557,338	545,426
Diluted	557,338	545,426

Actual shares outstanding	600,090	548,590
See accompanying notes.

MORGAN GROUP HOLDING CO. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
	December 31, 2019	December 31, 2018
ASSETS

Cash and cash equivalents	$6,587,097	$11,330,705
Receivables from brokers and clearing organizations	808,686	194,676
Receivables from affiliates	30,625	19,199
Deposits with clearing organizations	200,000	200,000
Income taxes receivable (including deferred tax asset of $2,930 and $273,009, respectively)	184,396	352,599
Fixed assets, net of accumulated depreciation of $28,435 and $19,253, respectively	44,456	55,839
Other assets	281,896	231,182
Total assets	$8,137,156	$12,384,200

LIABILITIES AND EQUITY

Compensation payable	$709,663	$1,439,526
Payable to affiliates	985,632	218,788
Income tax payable	53,572	—
Accrued expenses and other liabilities	350,948	407,842
Total liabilities	2,099,815	2,066,156

Commitments and contingencies (Note J)

Equity
Common stock, $0.01 par value; 100,000,000 and 10,000,000 shares authorized, respectively, and 600,090 and 548,590 issued and outstanding, respectively	6,001	5,486
Additional paid-in capital	53,886,180	56,260,806
Accumulated deficit	(47,854,840)	(45,948,248)
Total equity	6,037,341	10,318,044
Total liabilities and equity	$8,137,156	$12,384,200
See accompanying notes.

MORGAN GROUP HOLDING CO. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
	Shares	Common Stock	Additional Paid- in Capital	Accumulated Deficit	Total
Balance at December 31, 2017	33,590	$336	$5,805,623	$(5,793,353)	$12,606
Retrospective Adjustment for Merger of G.research, net	500,000	$5,000	$135,881,592	$(19,861,992)	116,024,600
Return of capital / distribution			$(85,606,259)		(85,606,259)
Issuance of stock	15,000	150	179,850		180,000
Net loss			—	(20,292,903)	(20,292,903)
Balance at December 31, 2018	548,590	$5,486	$56,260,806	$(45,948,248)	$10,318,044

Capital contribution			$410,889		410,889
Return of capital		—	(3,300,000)	—	(3,300,000)
Issuance of stock	51,500	515	514,485		515,000
Net loss			—	(1,906,592)	(1,906,592)
Balance at December 31, 2019	600,090	$6,001	$53,886,180	$(47,854,840)	$6,037,341
See accompanying notes.

MORGAN GROUP HOLDING CO. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
	Year Ended December 31,
	2019	2018
Operating activities
Net loss	$(1,906,592)	$(20,292,903)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	11,382	9,614
Deferred income tax, net	270,079	165,604
Other non-cash amounts included in net loss (see Non-cash financing activity)		(4,728,622)
(Increase)/decrease in operating assets:
Securities owned, net		23,783,998
Receivables from brokers and clearing organizations	(614,010)	166,554
Receivables from affiliates	(11,426)	(5,561)
Income taxes receivable	(101,876)	(2,500)
Other assets	(50,714)	137,955

Increase/(decrease) in operating liabilities:
Payable to affiliates	766,843	(542,285)
Income taxes payable	53,572	—
Compensation payable	(729,863)	1,086,022
Accrued expenses and other liabilities	(56,892)	(24,497)
Total adjustments	(462,905)	20,046,282
Net cash used in operating activities	(2,369,497)	(246,621)

Investing activities
Purchases of fixed assets	—	(60,255)
Net cash used in investing activities	$—	$(60,255)
See accompanying notes.

MORGAN GROUP HOLDING CO. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
	Year Ended December 31,
	2019	2018
Financing activities
Capital contribution	$410,889	$—
Return of capital	$(3,300,000)	$—
Issuance of common stock	$515,000	$180,000
Cash used in / provided by financing activities	(2,374,111)	180,000
Net increase/(decrease) in cash and cash equivalents and restricted cash	(4,743,608)	(126,876)
Cash, cash equivalents and restricted cash at beginning of period	11,530,705	11,657,581
Cash, cash equivalents and restricted cash at end of period	$6,787,097	$11,530,705

Supplemental disclosures of cash flow information:
Cash (paid)/received for Income taxes	$—	$(4,000)
Cash received from Associated Capital Group, Inc. for Income taxes	$723,019	$1,257,279

Reconciliation to cash, cash equivalents and restricted cash
Cash and cash equivalents	$6,587,097	$11,330,705
Restricted cash: deposits from clearing organizations	200,000	200,000
Cash, cash equivalents and restricted cash	$6,787,097	$11,530,705

Non-cash financing activity:
- On December 3, 2018, the G.research returned capital totaling $85.6 million to AC in the form of securities with a fair value of $80.9 million and a tax receivable settlement of $4.7 million. See other non-cash amounts included in net loss.

- On October 31, 2019 Morgan Group merged with G.research by exchanging 500 thousand shares of Morgan Group (“MGHL” - OTC) common stock for 100% of Associated Capital Group’s interest in G.research.
See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
A.	Organization and Business Description
Morgan Group Holding Co. (the “Company”, “Morgan Group”. “Morgan”) was incorporated in November 2001 as a Delaware corporation to serve as a holding company which seeks acquisitions as part of its strategic alternatives. Prior to the October 31, 2019 merger with G.research, discussed below, Morgan Group had no operating companies.
The Company acquired G.research, LLC (“G.research”) from Associated Capital Group, Inc. (“AC”), an affiliate of the Company, on October 31, 2019, in exchange for issuing 500,000 shares of the Company’s common stock to AC, (the “Merger”). Accordingly, G.research became a wholly owned subsidiary of the Company. Prior to the transaction, G.research was a wholly-owned subsidiary of Institutional Services holdings, LLC, which, in turn, is a wholly-owned subsidiary of AC. After the transaction, AC has an 83.3% ownership interest in the Company. As a result of this common ownership, the transaction was treated as a combination between entities under common control that led to a change in the reporting entity. The recognized assets and liabilities were transferred at their carrying amounts at the date of the transaction. Further, the companies were also combined retrospectively for prior year comparative information. The common stock, additional paid in capital and earnings per share amounts in these consolidated financial statements for the period prior to the Merger have been restated to reflect the recapitalization in accordance with the shares issued as a result of the Merger.
G.research is a broker-dealer registered with the Securities and Exchange Commission (the “SEC”) and is regulated by the Financial Industry Regulatory Authority (“FINRA”).
The Company provides institutional investors and investment partnerships with investment research with a particular focus on small-cap and mid-cap companies. The team of sell-side analysts follows industry sectors on a global basis and performs fundamental security analysis using a Private Market Value (“PMV”) framework. PMV investing is a disciplined, research-driven approach based on security analysis. In this process, the analyst selects stocks whose intrinsic value, based on the analyst’s estimate of current asset value and future growth and earnings power, is significantly different from the public market value as reflected in the public market. PMV is defined as the price an informed industrial buyer would be likely to pay to acquire the business. The research focuses on company fundamentals, cash flow statistics, and catalysts that will help realize returns.
The Company generates brokerage commission revenues from securities transactions executed on an agency basis on behalf of institutional clients and mutual funds, private wealth management clients and retail customers of affiliated companies. The Company generates revenue from syndicated underwriting activities. It primarily participates in the offerings of certain closed-end funds advised by Gabelli Funds, LLC, a wholly-owned subsidiary of GAMCO Investors, Inc. (“GBL”) an affiliate. The Company also earns investment income generated from its proprietary trading activities.
The Company acts as an introducing broker, and all securities transactions for the Company and its customers are cleared through and carried by three New York Stock Exchange (“NYSE”) member firms on a fully disclosed basis. The Company has Proprietary Accounts of Introducing Brokers (“PAIB”) agreements with these firms. Accordingly, open customer transactions are not reflected in the accompanying Consolidated Statement of Financial Condition. The Company is exposed to credit losses on these open transactions in the event of nonperformance by its customers, pursuant to conditions of its clearing agreements with its clearing brokers. This exposure is mitigated by the clearing brokers’ policy of monitoring the collateral and credit of the counterparties until the transaction is completed.
The Company’s principal market is in the United States.
B.	Significant Accounting Policies
On June 10, 2020, the Company completed a 1-for-100 reverse stock split of the Company's outstanding common stock (the “Reverse Stock Split”). As a result of the Reverse Stock Split, the Company's issued and outstanding common stock decreased from 60,009,005 shares to 600,090. The par value of the common stock was not adjusted as a result of the Reverse Stock Split. Accordingly, unless otherwise noted, all share and per share information as well as common stock and additional paid in capital balances contained in the consolidated financial statements and related footnotes have been restated to retroactively show the effect of the Reverse Stock Split.

Consolidated Financial Statements
All intercompany transactions and balances have been eliminated. The Company consolidated the subsidiary from the date of the Merger with retrospective application.
Segment Analysis
The Company is one segment for reporting purposes.
Cash and Cash Equivalents
The Company held an investment in an affiliated money market mutual fund which is invested solely in U.S. Treasuries.
Securities Owned, at Fair Value
Securities owned, at fair value, including common stocks, closed-end funds and mutual funds, are recorded at fair value with the resulting realized and unrealized gains and losses reflected in principal transactions in the Consolidated Statements of Operations. Realized gains and losses from securities transactions are recorded on the identified cost basis. All securities transactions and transaction costs are recorded on a trade date basis. Dividends are recorded on the ex-dividend date. Interest income and interest expense are accrued as earned or incurred.
Deposits with Clearing Organizations
Deposits with clearing organizations is restricted cash held at the clearing organizations.
Fair Value of Financial Instruments
The carrying amounts of all financial instruments in the Consolidated Statements of Financial Condition approximate their fair values.
The Company’s financial instruments have been categorized based upon a fair value hierarchy:
•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 1 assets include cash equivalents.
•
Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals. As of and during the years ended December 31, 2019 and 2018, there were no Level 2 securities owned.

•
Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. These assets include infrequently traded common stocks. As of and during the years ended December 31, 2019 and 2018, there were no Level 3 securities owned.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. Investments are transferred into and out of any level at their beginning period values.
The availability of observable inputs can vary from instrument to instrument and is affected by a wide variety of factors, including, for example, the type of instrument, whether the instrument is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized as Level 3.

In the absence of a closing price, an average of the bid and ask is used. Bid prices reflect the highest price that market participants are willing to pay for an asset. Ask prices represent the lowest price that market participants are willing to accept for an asset.
Cash equivalents – Cash equivalents consist of an affiliated money market mutual fund, which is invested solely in U.S. Treasuries. Cash equivalents are valued using the mutual fund’s net asset value (“NAV”) to measure fair value. Accordingly, cash equivalents are categorized in Level 1 of the fair value hierarchy.
Receivables from Affiliates/Payables to Affiliates
Receivables from affiliates consist of receivables from certain affiliates for expenses paid on their behalf. In 2019, payables to affiliates are primarily comprised of sales manager fees and expenses paid on behalf of the Company due to AC. In 2018, payables to affiliates are primarily comprised of estimated taxes due to AC. See Notes D and G.
Revenue from Contracts with Customers
See Note C.
Dividends and Interest
Dividends are recorded on the ex-dividend date. Interest income and interest expense are accrued as earned or incurred. These amounts are not related to contracts with customers.
Depreciation
Fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives of four to seven years.
Allocated Expenses
The Company is charged or incurs certain overhead expenses that are included in general and administrative and occupancy and equipment expenses in the Consolidated Statements of Operations. These overhead expenses are allocated to the Company by AC and other AC affiliates or allocated by the Company to other AC affiliates as the expenses are incurred, based upon methodologies periodically reviewed by the management of the Company and the AC affiliates. In addition, Gabelli & Company Investment Advisers, Inc. (“GCIA”), a wholly – owned subsidiary of AC, and GAMCO Investors, Inc. (“GBL”) serve as paymasters for the Company under compensation payment sharing agreements. This includes compensation expense and related payroll taxes and benefits which are allocated to the Company for professional staff performing duties related entirely to the Company and those compensation expenses and related payroll taxes and benefits which relate to professional staff who serve more than one entity and whose compensation is therefore allocated to the Company as well as to its affiliates. These compensation expenses are included in compensation and related costs in the Consolidated Statements of Operations.
Income Taxes
Morgan Group Holding Co., which became part of the AC consolidated tax group after the merger on October 31, 2019, would generally not record an income tax provision as it was generally in a loss position for income tax purposes and any deferred tax benefit from net operating losses would be offset with a full valuation allowance. However, for the years ended December 31, 2019 and 2018, the Company is a member of a tax sharing agreement among members of the AC consolidated tax group and records an income tax provision. The Company generally settles either the benefit or expense with AC monthly, but not less than annually. The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income tax expense/benefit in the period that includes the enactment date of the change in tax rate.

The Company records net deferred tax assets to the extent the Company believes these assets will more likely than not be realized. A valuation allowance would be recorded to reduce the carrying value of deferred tax assets to the amount that is more likely than not to be realized. In making such a determination of whether a valuation allowance is necessary, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. In the event the Company were to determine that the Company would be more likely than not to realize the Company’s deferred income tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the previously recorded deferred tax asset valuation allowance, which would reduce the provision for income taxes.
The Company records uncertain tax positions on the basis of a two-step process: (1) the Company determines whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position; and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes the accrual of interest on uncertain tax positions and penalties in income tax benefit on the Consolidated Statements of Operations. Accrued interest and penalties on uncertain tax positions are included within accrued expenses and other liabilities on the Consolidated Statements of Financial Condition.
Use of Estimates
The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during that reporting period. Actual results could differ from those estimates.
Recent Accounting Developments
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which amends the guidance in GAAP for the accounting for leases. ASU 2016-02 requires a lessee to recognize assets and liabilities arising from most operating leases in the Consolidated Statement of Financial Condition. The Company adopted this ASU effective January 1, 2019 with no material impact on its financial statements.
In June 2016, the FASB issued ASU 2016-13, Accounting for Financial Instruments - Credit Losses (Topic 326) (“ASU 2016-13”), which requires an organization to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Currently, U.S. GAAP requires an “incurred loss” methodology that delays recognition until it is probable a loss has been incurred. Under ASU 2016-13, the allowance for credit losses must be deducted from the amortized cost of the financial asset to present the net amount expected to be collected. The Consolidated Statement of Operations will reflect the measurement of credit losses for newly recognized financial assets as well as the expected increases or decreases of expected credit losses that have taken place during the period. In November 2019, the FASB issued ASU 2019-10, which deferred the effective date of this guidance for smaller reporting companies for three years. This guidance is effective for the Company on January 1, 2023 and requires a modified retrospective transition method, which will result in a cumulative-effect adjustment in retained earnings upon adoption. Early adoption is permitted. The Company is currently assessing the potential impact of this new guidance on the Company’s consolidated financial statements.
C.	Revenue from Contracts with Customers
The Company records revenue from contracts with customers in accordance with Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers” (“Topic 606”). Under Topic 606, the Company must identify the contract with a customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract, and recognize revenue when the Company satisfies a performance obligation.
Significant judgments that affect the amounts and timing of revenue recognition:
The Company’s analysis of the timing of revenue recognition of each revenue stream is based on the provisions of each respective contract. Performance obligations could, however, change from time to time if and when existing contracts are modified or new contracts are entered into. These changes could potentially affect the timing of satisfaction of performance obligations, the determination of the transaction price, and the allocation of the price to performance obligations. In the case of the revenue streams discussed below, the performance obligation is satisfied either at a point in time or over time. The judgments outlined below, where the determination as to these factors is discussed in detail, are continually reviewed and monitored by the Company when new contracts or contract modifications occur. Transaction price is in all instances formulaic and not subject to significant (or any) judgment at the current time.
The Company’s assessment of the recognition of these revenues is as follows:
Revenue from contracts with customers includes commissions, fees earned from affiliated entities pursuant to research services agreements, underwriting fees and sales manager fees.
Commissions
Brokerage commissions. Acting as agent, the Company buys and sells securities on behalf of its customers. Commissions are charged on the execution of these securities transactions made on behalf of client accounts and are negotiated. The Company recognizes commission revenue when the related securities transactions are executed on trade date. The Company believes that the performance obligation is satisfied on the trade date because that is when the underlying financial instrument or purchaser is identified, the pricing is agreed upon and the risks and rewards of ownership have been transferred to/from the customer. Commissions earned are typically collected from the clearing brokers utilized by the Company on a daily or weekly basis.
Hard dollar payments. The Company provides research services to unrelated parties, for which direct payment is received. The company may, or may not, have contracts for such services. Where a contract for such services is in place, the contractual fee for the period is recognized ratably over the contract period, which is considered the period over which the Company satisfies its performance obligation. For payments where no research contract exists, revenue is not recognized until agreement is reached with the client at which time the performance obligation is considered to have been met and revenue is recognized.
Commission revenues are impacted by the perceived value of the research product provided to clients, the volume of securities transactions and the acquisition or loss of new client relationships.
Fees earned from affiliated entities pursuant to research services agreements
The Company receives direct payments for research services provided to related parties pursuant to contracts. The contractual fee for the period is fixed and recognized ratably over the contract period, typically a calendar year, which is considered the period over which the Company satisfies its performance obligation. Payments for contracts with affiliated parties are collected monthly.
Underwriting fees
Underwriting fees. The Company acts as underwriter in an agent capacity. Revenues are earned from fees arising from these offerings and the terms are set forth in contracts between the underwriters and the issuer. The Company’s underwriting revenue is considered to be conditional revenue because it is subject to reduction to zero once the offsetting syndicate expenses have been quantified by the syndicate manager (i.e., lead underwriter) and allocated to each underwriter in proportion to their participation in the offering. Revenue recognition is therefore delayed until it is probable that a significant reversal in the amount of revenue recognized will not occur. That is, it is recognized only when uncertainty associated with the syndicate expenses is subsequently resolved and final settlement of syndicate accounts is affected by the syndicate manager. Payment is typically received from the syndicate manager within ninety days after settlement date.
Selling concessions. The Company participates as a member of the selling group of underwritten equity offerings and receives compensation based on the difference between what its customers pay for the securities sold to its institutional clients and what the issuer receives. The terms of the selling concessions are set forth in contracts between the Company and the underwriter. Revenue is recognized on the trade date (the date on which the Company purchases the securities from the issuer) for the portion the Company is contracted to buy. The Company believes that the trade date is the appropriate point in time to recognize revenue for securities underwriting transactions as there are no significant actions the Company needs to take subsequent to this date, and the issuer obtains the control and benefit of the capital markets offering at this point. Selling concessions earned are typically collected from the clearing brokers utilized by the Company on a daily or weekly basis.

Sales manager fees
The Company participates as sales manager of at-the-market offerings of certain affiliated closed-end funds and receives a tiered percentage of proceeds as stipulated in agreements between the Company, the funds and the funds’ investment adviser. The Company recognizes sales manager fees upon sale of the related closed-end funds. Sales manager fees earned are fixed and typically collected from the clearing brokers utilized by the Company on a daily or weekly basis.
Total revenues from contracts with customers by type were as follows for the years ended December 31, 2019 and 2018:
	2019	2018
Commissions	$5,903,200	$5,349,348
Hard dollar payments	472,875	805,219
	6,376,075	6,154,567
Research services	1,502,500	2,030,000
Underwriting fees	431,114	102,931
Sales manager fees	733,422	15,616
	$9,043,111	$8,303,114
D.	Related Party Transactions
At December 31, 2019 and 2018, the Company had an investment of $6,579,577 and $ 11,276,289, respectively, in The Gabelli U.S. Treasury Money Market Fund advised by Gabelli Funds, LLC, which is an affiliate of the Company. The amount is recorded in cash and cash equivalents in the Consolidated Statements of Financial Condition. Income earned from this investment totaled $175,846 and $157,581 in 2019 and 2018, respectively, and is included in dividends and interest revenues in the Consolidated Statements of Operations.
In 2019 and 2018, the Company earned $4,875,768 and $3,825,998 or approximately, 76% and 62%, respectively, of its commission revenue from transactions executed on behalf of funds advised by Gabelli Funds, LLC., (“Gabelli Funds”) and private wealth management clients advised by GAMCO Asset Management Inc., (“GAMCO Asset”), each affiliates of the Company. GAMCO Asset and Gabelli Funds each paid $752,550 and $750,000, to the Company pursuant to research services agreements (see Note C) for the year ended December 31, 2019 and $1,000,000 and $1,030,000, for the year ended December 31, 2018. Effective February 1, 2019, the Company amended its existing research service agreements, whereby GAMCO Asset and Gabelli Funds shall each pay $62,500 per month for research services provided. These agreements were terminable immediately upon notice. These agreements were terminated on January 1, 2020.
The Company participated as agent in the secondary offerings of the GAMCO Global Gold, Natural Resources & Income Trust (“GGN”). Pursuant to sales agreements between the parties, the Company earned sales manager fees related to this offering of $729,893 and $15,616 during 2019 and 2018, respectively. In connection with the clearance of the GGN transactions the Company collects and pays GGN and has a payable to GGN for $511,108 and $0 as of December 31, 2019 and 2018, respectively, included in payables to affiliates in the Consolidated Statement of Financial Condition. Sales manager fees are separately disclosed in the Consolidated Statements of Operations.
The Company participated in the secondary offerings of the preferred stock of affiliated closed end funds during 2019 and 2018 as participants in the underwriting syndicate and selling groups earning $431,114 and $102,930, respectively.
During 2018, the Company had investments in mutual fund and closed-end funds advised by Gabelli Funds, LLC and GBL stock that were sold during the year. Dividend income earned from these affiliated investments totaled $1,393,132 in 2018, and is included in dividends and interest revenues in the Consolidated Statements of Operations. The Company also recorded related investment losses of $21,332,884 during 2018, which are included in principal transactions in the Consolidated Statements of Operations.
The Company made a non-cash return of capital to AC on December 3, 2018, totaling $85,606,259 in the form of securities with a fair value of $80,877,637 and a tax receivable settlement of $4,728,622. The securities included certain common stocks, closed-end funds and a mutual fund, of which $70,970,347 million were affiliated investments. The Company consequently realized net losses totaling $16,880,403, which are included in the affiliated investment losses of $21,332,884 noted above.
On December 31, 2018, AC paid $3,436,000 to G.research in exchange for the remaining 200,000 shares of GBL common stock. The Company realized net losses of $2,332,000 in relation to this exchange, which is included in the affiliated investment losses of $21,332,884 noted above.
The Company also pays to or receives from AC the amount of its portion of the current tax expense or benefit as part of a tax sharing agreement. During 2018, with respect to the tax amount resulting from the exchange of GBL stock, AC paid the Company $814,310.
The Company made a cash return of capital to AC on June 19, 2019, in the amount of $3,300,000. AC made two capital contributions pursuant to the merger between G.research and Morgan Group on October 28, 2019 and November 21, 2019, of $300,000 and $110,889, respectively. See Note I.
The Company pays AC a management fee equal to 20% of the Company’s year-to-date pretax profits before consideration of this fee. In 2019 and 2018, the Company did not pay a management fee to AC as there were no pretax profits.
AC has a sublease agreement with GBL that currently expires on April 1, 2020, which is subject to annual renewal. AC allocates this expense to the Company based on the percentage of square footage occupied by the Company’s employees (including pro rata allocation of common space). Pursuant to the sublease, AC and the Company shall pay a monthly fixed lease amount for the twelve-month contractual period. For the years ended December 31, 2019 and 2018, the Company paid $321,975 and $314,691, respectively, under the sublease agreement. These amounts are included within occupancy and equipment expenses on the Consolidated Statements of Operations.
E.	Fair Value
The following tables present information about the Company’s assets and liabilities by major category measured at fair value on a recurring basis as of December 31, 2019 and 2018 and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value:
Assets Measured at Fair Value on a Recurring Basis as of December 31, 2019:
	December 31, 2019
Assets	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash equivalents	$6,579,577	$—	$—	$6,579,577
Total assets at fair value	$6,579,577	$—	$—	$6,579,577
There were no transfers between any Levels during the year ended December 31, 2019.
Assets Measured at Fair Value on a Recurring Basis as of December 31, 2018:
	December 31, 2018
Assets	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash equivalents	$11,276,869	$—	$—	$11,276,869
Total assets at fair value	$11,276,869	$—	$—	$11,276,869
There were no transfers between any Levels during the year ended December 31, 2018.
F.	Retirement Plan
The Company participates in Associated Capital’s incentive savings plan (the “Plan”), covering substantially all employees. Company contributions to the Plan are determined annually by management of the Company and AC’s Board of Directors but may not exceed the amount permitted as a deductible expense under the Internal

Revenue Code. Amounts expensed for allocated contributions to this Plan amounted to approximately $17,746 and $6,919 in 2019 and 2018, respectively, and are recorded as compensation and related costs in the Consolidated Statements of Operations.
G.	Income Taxes
Through October 31, 2019, Morgan Group Holding Co. filed its Federal and state tax returns on a standalone basis. Additionally, as a result of the Merger, operations of Morgan Group Holding Co. for the period November 1, 2019 to December 31, 2019 were included in the consolidated U.S. Federal and certain state and local income tax returns of AC. For the years ended December 31, 2018 and 2019, the operations of G.research were included in the consolidated U.S. Federal and certain state and local income tax returns of AC. The Company’s federal and certain state and local income taxes are calculated as if the Company filed on a separate return basis, and the amount of current tax or benefit is either remitted to or received from AC using a benefits for loss approach such that net operating loss (or other tax attribute) is characterized as realized by the Company when those tax attributes are utilized in the consolidated tax return of AC. This is the case even if the Company would not otherwise have realized those tax attributes.
Income tax benefit for the years ending December 31 consisted of:
	2018	2018
Federal:
Current	$(707,040)	$(4,689,749)
Deferred	215,992	(754,514)
State and local:
Current	(63,942)	(456,626)
Deferred	54,087	(202,040)
Total	$(500,903)	$(6,102,929)
A reconciliation of the federal statutory rate to the effective tax rate for the years ended December 31 is set forth below:
	2019	2018
Statutory Federal income tax rate	21.0%	21.0%
State income tax, net of Federal benefit	-2.18%	2.21%
State Valuation Allowance	3.16%	-0.24%
Federal Valuation Allowance	0.20%	-0.04%
Dividends Received Deductions	0.00%	0.32%
Other	-1.33%	-0.13%
Effective income tax rate	20.85%	23.12%
Significant components of our deferred tax assets and liabilities as of December 31, 2019 and 2018 are as follows:
	2019	2018
Deferred tax assets:
Federal and State NOL Carryforward	174,590	229,095
Stock-based Compensation	—	30,096
Compensation	—	266,820
Other	5,359	33,952
Total Gross DTA	179,949	559,963
Less: Valuation Allowance	(174,590)	(275,522)
Total Deferred Tax Assets	5,359	284,441
Deferred tax liabilities:
Stock Based Compensation	(2,349)	—
Deferred State Income Tax	(80)	(11,432)
	(2,429)	(11,432)
Net deferred tax assets	2,930	273,009

In accordance to the Code 382 of the Internal Revenue Code corporations are generally required to limit the amount of its income in future years that can be offset by historic losses, i.e., net operating loss (NOL) carryforwards and certain built-in losses, after a corporation has undergone an ownership change. As a result of the Company’s equity financings in recent years, the Company underwent changes in ownership pursuant to the provisions of the IRC Section 382, therefore, annual use of any of the Company’s net operating loss carry forwards may be limited if cumulative changes in ownership of more than 50% occur during any three-year period.
At December 31, 2019 and 2018, for Federal and for certain states in which the Company files separate tax returns, the Company recorded deferred tax assets of approximately $174,590 and $229,095, respectively, relating to net operating losses. The Company concluded that it is not more likely than not that the benefit from federal net operating loss and these separate state net operating loss carryforwards will be realized and has provided a valuation allowance for the full amount of the related deferred tax assets.
As of December 31, 2019, the Company is not aware of any potentially material uncertain tax positions that were not included in the Company’s financial statements. The Company, which includes G. research, LLC and is part of the AC’s unitary filing group, is not under any tax examination as of December 31, 2019. The Company has filed most of its 2018 corporate income tax returns in states where they have determined a filing obligation exists. The Company continues to work on filing tax returns in certain states and intends to complete these filings by first quarter 2020. The Company believes there are no uncertain tax positions (“UTPs”) as it relates to their federal and state filings, and as such has not recorded any tax expense related to UTPs.
As of December 31, 2018, the Company’s gross unrecognized tax benefits which relate to uncertain tax positions were $5,688 of which $4,494, if recognized, would affect the Company’s effective tax rate. The Company continues to recognize both interest and penalties with respect to unrecognized tax benefits as income tax expense. The Company had accrued a liability of $3,071 for interest and penalties as of December 31, 2018.
As of December 31, 2019 and 2018, management has not identified any potential subsequent events that could have a significant impact on unrecognized tax benefits within the next twelve months. The Company remains subject to income tax examination by the IRS for years 2016 and 2018 and state examinations for years after 2012.
H.	Earnings per Share
Basic earnings per share is computed by dividing net income/(loss) attributable to shareholders by the weighted average number of shares outstanding during the period.
There were no dilutive shares outstanding during the periods.
The computations of basic and diluted net loss per share are as follows (in thousands, except per share data):
	For the Years Ending December 31,
	2019	2018
Basic:
Net loss attributable to shareholders	$(1,906,592)	$(20,292,903)
Weighted average shares outstanding	557,338	545,426

Basic net loss attributable per share	$(3.42)	$(37.21)
Diluted:
Net loss attributable to shareholders	$(1,906,592)	$(20,292,903)
Weighted average share outstanding	557,338	545,426
Diluted net loss per share	$(3.42)	$(37.21)
I.	Equity
On March 19, 2018 the Company sold in a private placement to LICT, 15,000 of its shares common stock for $180,000, or $12.00 per share.

G.research returned capital to AC on December 3, 2018 totaling $85,606,259 in the form of securities with a fair value of $80,877,637 and a tax receivable settlement of $4,728,622.
In the normal course of business, G.research made cash return of capital to AC on June 19, 2019 in the amount of $3,300,000.
In conjunction with the Merger on October 31, 2019, AC made two capital contributions to the Company on October 28, 2019 and November 21, 2019 of $300,000 and $110,889, respectively.
In conjunction with the Merger on October 31, 2019, the Company issued 500,000 shares of common stock to AC. The common stock, additional paid in capital, earnings per share and accumulated deficit amounts in these consolidated financial statements for the period prior to the Merger have been restated to reflect the recapitalization in accordance with the shares issued as a result of the Merger.
See Note D Related Party Transactions for detail.
J.	Guarantees, Contingencies, and Commitments
The Company has agreed to indemnify its clearing brokers for losses they may sustain from the customer accounts that trade on margin introduced by the Company. At December 31, 2019 and 2018, the total amount of customer balances subject to indemnification (i.e., unsecured margin debits) was immaterial. The Company also has entered into arrangements with various other third parties, many of which provide for indemnification of the third parties against losses, costs, claims and liabilities arising from the performance of the Company’s obligations under the agreements. The Company has had no claims or payments pursuant to these or prior agreements, and management believes the likelihood of a claim being made is remote, and therefore, an accrual has not been made in the financial statements.
From time to time, the Company is named in legal actions and proceedings. These actions may seek substantial or indeterminate compensatory as well as punitive damages or injunctive relief. The Company is also subject to governmental or regulatory examinations or investigations. The examinations or investigations could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief. The Company cannot predict the ultimate outcome of such matters. The financial statements include the necessary provisions for losses that the Company believes are probable and estimable. Furthermore, the Company evaluates whether losses exist which may be reasonably possible and, if material, makes the necessary disclosures. Such amounts, both those that are probable and those that are reasonably possible, are not considered material to the Company’s financial condition, operations or cash flows.
K.	Net Capital Requirements
As a registered broker-dealer, G.research is subject to the SEC Uniform Net Capital Rule 15c3-1 (the “Rule”), which specifies, among other requirements, minimum net capital requirements for registered broker-dealers. G.research computes its net capital under the alternative method as permitted by the Rule, which requires that minimum net capital be the greater of $250,000 or 2% of the aggregate debit items in the reserve formula for those broker-dealers subject to Rule 15c3-3. G.research is exempt from Rule 15c3-3 pursuant to paragraph (k)(2)(ii) of that rule which exempts all customer transactions cleared through another broker-dealer on a fully disclosed basis. In addition, our assets at the clearing broker-dealer are treated as allowable assets for net capital purposes as we have in place PAIB agreements pursuant to Rule 15c3-3. These requirements also provide that equity capital may not be withdrawn, advances to affiliates may not be made or cash dividends paid if certain minimum net capital requirements are not met. G.research had net capital, as defined, of $4,618,033 and $9,093,349, exceeding the required amount of $250,000 by $4,368,033 and $8,843,349 at December 31, 2019 and 2018, respectively.
L.	Subsequent Events
The agreements between G.research and GAMCO and its affiliates to provide institutional research services were terminated effective January 1, 2020.
On March 14, 2020, the Associated Capital Group Board of Directors authorized the spin-off of Morgan Group to AC shareholders. AC will distribute to its shareholders on a pro rata basis the 500,000 shares of Morgan that AC owns following regulatory approval.

On June 9, 2020, the Company filed an amendment to the Company's amended and restated certificate of incorporation to effect a reverse split of shares of the Company's common stock, each on a 1-for-100 basis. The par value of the common stock was not adjusted as a result of the Reverse Stock Split. Accordingly, unless otherwise noted, all common stock and additional paid in capital balances as well as share data, per share data, and related information contained in the consolidated financial statements and related footnotes have been retrospectively adjusted to reflect the effect of the Reverse Stock Split for all periods presented. The Reverse Stock Split was effected on June 10, 2020.
In light of the dynamics created by COVID-19 and its impact on the global supply chain and banks, oil, travel and leisure, we anticipate lower transaction volumes from our institutional clients. Our order execution services are operating remotely. The sponsored conferences are taking place as planned using virtual service providers. While at the present time, the Company is unable to estimate the potential impact of the virus on its financial condition, a significant prolonged disruption in the financial markets leading to materially lower trading activity of the Company’s clients would have a material adverse effect on the Company’s revenue. We will continue to monitor the virus’ impact on our customers, clients and financial results.